EXHIBIT 10.25
SCOPE OF WORK FOR
2005-2008 FORD GLOBAL SPOC PROGRAM
SCOPE OF WORK

FORD MOTOR COMPANY

DECEMBER 1, 2005

* * * Indicates material omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Confidential Information of TechTeam Global, Inc.
The information in this proposal shall not be disclosed outside of Ford Motor Company organization and shall not be duplicated, used or disclosed, in whole or in part, for any purposes other than to evaluate the proposal, provided that if a contract is awarded to TechTeam Global, Inc., as a result of or in connection with the submission of this proposal, Ford Motor Company shall have the right to duplicate, use or disclose the information to the extent provided by the contract.  This restriction does not limit the right of Ford Motor Company to use information contained in the proposal if it is obtained from another source without restriction.
Copyright © 2005 TechTeam Global, Inc.
All Rights Reserved.
Printed in the United States.

Ford Global SPOC Program Scope of Work
Table of Contents

1.0 Executive Summary	6
2.0 SPOC Program Overview	10
SPOC Program Model	10
SPOC Program Vision and Guiding Principles	10
Geographic Footprint	10
Managed Service	11
Service Catalog	11
3.0 Pricing Transparency	12
Seat Counting	12
Baseline Seat Count Matrix	13
End-User Behavior	13
Support Request Frequency (SRF)	13
Incident Handle Time (IHT)	14
4.0 Program Governance	15
Feedback Forums	15
Issues Meeting	15
Operational Review	15
Board of Governors	16
Executive Review Meetings	17
5.0 Program Service Components	18
Core SPOC Program Services	18
Support Center (Service Desk)	18
JLR Manufacturing Support	20
Deskside Central Support	20
Support Center and Deskside Hours of Operations	21
Global Project Office	22
6.0 Service Level Offerings	24
SPOC Program Core Service Offerings	24
Ford Service Level Agreements – Core Services	24
7.0 Program Flexibility	28
Working Together in Partnership to Reduce Costs	28
The Bi-Annual True Up	28
Seat Count True Up	28
Customer Behavior True Up	28
True Up Result Scenarios and Outcomes	29
An Out-of-Cycle True Up	31
Timeline for a Change in Service	31
Baseline Activity Monitoring	31
Global ‘SPOC Program by Business Unit’	33
8.0 The Customer Experience	34
Customer Experience Model	34

December 1, 2005	2

Ford Global SPOC Program Scope of Work

Customer Experience Focus Groups	34
Customer Satisfaction Surveys	34
9.0 SPOC Program Practices	35
Ford Employees Working in the SPOC Program	35
Global Guiding Principles – Ford Employees in the SPOC Program DE-Niehl (DE-Köln)Region	35
German Worker’s Council Agreement	37
Transition of Non TechTeam Agency Resources	38
Industry Analysis (Benchmarking)	38
Supporting Functions	40
Reporting and Metrics	43
Change Management	46
Continuous Improvement	50
Cycle Plan of Innovation	50
Focus Groups	50
Focus Group Workflow	51
Focus: HOPE Hiring Program (North America Only)	51
IT Apprenticeship Program	51
Human Resources Polices	52
10.0 2005-2008 Re-Designed SPOC Program Implementation	53
Re-designed Global SPOC Program Transition Approach	54
Communication Forums	56
Adherence to Timelines	56
11.0 Jaguar Land Rover Integration	57
Jaguar Land Rover Transition Approach	57
Preparation and Readiness	59
Transfer of Personnel, Processes and Infrastructure	59
Launch	60
Project Launch Methodology and Toolsets	60
Critical Assumptions, Risk Analysis & Mitigation Strategies	62
Adherence to Timelines	64
12.0 SPOC Program Assumptions and Responsibilities	65
Program Assumptions	65
Ford Responsibilities	66
TechTeam Responsibilities	67
13.0 North American Facility Agreement	68
Physical Location	68
Security	68
Furniture	68
Telecommunications	69
Network	69
Facility Scalability Requirements	70
Facility Services Assumptions and Responsibilities	70
Ford Responsibilities	70
TechTeam Responsibilities	71
Project Assumptions	71

December 1, 2005	3

Ford Global SPOC Program Scope of Work

14.0 Investment Summary	72
Core Services Investment Methodology	72
Core Services Pricing Matrix	73
Menu Option Pricing	73
Fixed Fee Activities	74
Time and Materials Activities	76
North American Facilities Pricing	77
Facility Expansion	77
Facilities Pricing Assumptions	77
Transition Costs	78
Re-Designed Global SPOC Program Implementation Costs	78
JLR Integration Implementation Costs	78
UK-JLR Menu Option Pricing	79
Expanding JLR from 10 to 11 Contiguous Hours	79
JLR Specific SPOC Manufacturing Support Center Option	79
Variable Pricing	80
Seat Count Growth	80
Seat Count Declines	80
Quality Assurance Pricing	81
Investment	81
Time and Materials Rates	82
DE-Niehl (DE-Köln)Credit – Ford Employees Working in SPOC	83
Investment Assumptions	84
Customer Count Assumptions:	84
Governance Assumptions:	85
Other Investment Assumptions:	85
Invoicing Method	85
15.0 Agreement	86
Initial Term	86
Terms	86
Ford Terms and Conditions	86
Other Contract Terms	86
16.0 Appendix	88
Appendix A – Definitions	88
Appendix B – Quality Assurance Scorecard	88
Appendix C – Strategic Initiatives	88
Appendix D – SPOC Services Catalog	88
Appendix E – Global Seat Count Process	88
Appendix F – United Kingdom – Warley Information as of February 2005	88
Appendix G – Ford Credit North America Information as of February 2005	88
Appendix H – DE-Niehl (DE-Köln)Information as of February 2005	88
Appendix I – Ford Motor North America Information as of February 2005	88
Appendix J – Change of Scope Form	88
Appendix K – German Workers Council Agreement	88
Appendix L – SPOC Services Matrix	88

December 1, 2005	4

Ford Global SPOC Program Scope of Work

Appendix M – Partnered Focus	88
Appendix N – Remote Deskside Model Process Flow	88
Appendix A: Definitions	89
APPENDIX B: Quality Assurance Scorecard	90
Quality Assurance	90
Quality Monitoring Evaluation (QME)	90
Focus on Excellence (FOX)	91
OFI (Opportunity for Improvement)	91
Appendix C: Strategic Initiatives	92
ESM/ITS	92
Peregrine Service Center Implementation	92
Program Expansion	92
Expansion Focus	92
Appendix D: Service Catalog	93
Appendix E: Global Seat Count Process	94
Appendix F: UK-Ford (UK-Warley) Information as of February 2005	95
Appendix G: Ford Credit North America Seat Count Information As Of February 2005	96
Appendix H: DE-Niehl (DE-Köln)Seat Count Information As Of February 2005	97
Appendix I: North American Seat Count Information As OF February 2005	98
Appendix J: Change of Scope Form	99
Appendix K– German Workers Council Agreement	100
Appendix L – SPOC Services Matrix	101
Appendix M – Partnered Focus	102
Appendix N – Remote Deskside Model Process Flow (Insert new Process Flow)	103

December 1, 2005	5

Ford Global SPOC Program Scope of Work
1.0 Executive Summary
This Scope of Work document was jointly developed by principal representatives of the Ford Motor Company (hereinafter Ford) and Tech Team Global, Inc (hereinafter TechTeam). We believe that this close-knit working relationship and partnership developed a very robust and comprehensive set of program principles and requirements required for the continuation and enhancement of the Ford Motor Global SPOC Program (hereinafter SPOC Program). The intent of this Scope of Work is to clearly articulate the consolidated support model, service offerings, program practices and financial models used to support this complex and comprehensive approach to delivering IT Support Services.
The SPOC Program is a holistic approach to marrying Support Center and Deskside support under the first level support umbrella. Industry experts, including The Gartner Group, have been unable to find a suitable comparison to this approach, and have acknowledged that this model is a very effective and robust first level support structure.
The foundation of the SPOC Program model provides for a high degree of simplicity in terms of the makeup of the service delivered, the transparency in modeling alternative solutions as per the demands of the regional business environment, the ability to provide high quality services in line with customer requirements, expectations and experience, and local ownership in terms of representatives being able to propose changes in line with their regional needs while maintaining the integrity and aims of the global contract.
It is the intent of Ford and TechTeam to balance the delivery model to a managed service that offers consistent (a) global delivery with (b) regional flexibility and ownership (c) focus on customer experience with a view to meet the Ford targeted pricing.
To reflect this, a number of key principles have been incorporated into the contract structure, which will enable Ford and TechTeam to continue to deliver a quality, customer focused service aligned to the needs of the business. The key principles have been incorporated into 5 categories and are summarized below.
Contract Scope & Structure
The key principles relating to contract scope and structure incorporated into this SOW are listed below:
❖	A single sourced contract to TechTeam Global provided that:
•	Ford savings targets are met

•	TechTeam provides a European Offshore solution including a timed implementation plan and savings targets ready for implementation upon Ford approval

•	A plan detailing actions and timing for a North American off shore feasibility study is developed
❖	A single global contract that includes regional requirements

❖	A regional/global level resource management model

❖	A services catalog with priced, optional regional menu selections

❖	An intact SPOC Program Model that defines base service to be Support Center and Deskside support as mandatory components of a first level support structure.
Transparency
The service pricing was based on an ‘open book’ pricing methodology. Through this methodology, TechTeam provided Ford Motor Company with the costs of delivering the SPOC Program service within each of the regions. These costs were based on three types of overheads:
❖	Resource Costs

❖	Overhead Costs

❖	Menu Option Costs

December 1, 2005	6

Ford Global SPOC Program Scope of Work
An agreed margin percentage was then be applied to the total of these overheads (this figure therefore being TechTeam’s profit margin), and when added to the actual cost, provides the overall chargeable cost of the SPOC Program service. This information was used as a part of a process to develop a baseline. The contract will be administered as a managed service based on a per seat price consumption model.
To ensure the contract has considered all alternative options for pricing, multiple pricing models based on the following approaches have be incorporated into this SOW :
a)	Seat Price upon Contract Signing

b)	Seat Price upon Complete Implementation of the Remote Deskside Model in All Regions

c)	Seat Price upon Full Integration of the UK-JLRl Region
Customer Experience
Within the 2005-2008 support model, the focus on customer experience will be enhanced to accurately assess the customer’s satisfaction with the SPOC Program. A Customer Experience Model will be implemented which will consolidate components of the program to enable both Ford and TechTeam to understand SPOC Program customer’s experience, into a cohesive model. Within the proposed Customer Experience Model there are 3 key elements.
❖	Customer Experience Focus Groups

The SPOC Program proposes the use of Focus Groups as a mechanism to ensure the program deliverables are aligned with customer expectations. The Customer Experience Focus Group, led by SPOC Program representatives will include Site Management and Customer representatives to ensure the complete voice of the customer is queried. Each SPOC Program region will facilitate one Customer Experience Focus Group per quarter and will include discussion on the participants’ levels of satisfaction as well as areas for improvement. The results will be input into the SPOC Program Governance forums (SPOC Program Issues Meeting) for global assessment and appropriate implementation of SPOC Program enhancements.

❖	Customer Satisfaction Surveys

Measurement of the customer experience with SPOC Program will be undertaken in survey form and will be mailed to customers who have had an incident open by one of the regional SPOC Program Support Centers.

❖	Quality Assurance Index

Ford can elect to implement an enhanced objective mechanism to measure the quality of TechTeam’s service deliverables as a billable Special Project. If elected, The Quality Assurance Index will be used as a primary method for objectively measuring overall quality and will focus on four categories: Support Center call monitoring, Deskside ticket audits, partnered test calls, reported opportunities for improvement.
SPOC Program Core Service Offerings
SPOC Program Support Center and Deskside service levels will be offered on a consistent global basis. Changes have been agreed to for incorporation into the Core Services with a view to reduce the overall Ford total cost of ownership. These changes are primarily found in the areas of delivery models, service levels and supporting functions.
Flexibility
Flexibility to reduce SPOC Program costs will be achieved on a Global or Regional basis through the following methods:

December 1, 2005	7

Ford Global SPOC Program Scope of Work
1.	Working together in partnership to reduce costs — Ford Motor business conditions may require that SPOC Program costs be reduced on a global or regional basis. If this occurs, Ford and Tech Team will work together to identify viable options by reducing SPOC Program services to achieve cost targets. Tech Team will be requested to develop a proposal for all viable strategies and will include risk analysis, business impact and savings potential.

2.	The Bi-Annual True Up — A bi-annual true up will take place for all regions participating in the program. The true up will take into account multiple data points, including a re-calculation of seat counts, support request frequency and incident handle time. Following the true up, results will be included on the agenda for the next Board of Governors meeting. The purpose of this meeting will be to discuss the outcome of the true up and make a joint decision on next step actions. The data points listed above along with scenarios provided in the SOW will be used as a decision making aid to Ford. Implementation of changes in the delivery model and associated costs will follow the Timeline for a Change in Service (not to exceed 3.5 months) defined below. Options may include cost adjustments, an agreement to waive SLAs, or to void SLAs until the thresholds return to those expected. Additional data points, such as Customer Satisfaction, can be used to arrive at an appropriate future action.

3.	An Out-of-Cycle True Up — Each region will be eligible for an out of cycle seat count true-up if a Significant Event occurs that causes a change in the existing number of total seats in that region by a factor of +/- five percent. In order for this to be implemented, data must be provided as to the number of individuals leaving the program by region and the estimated timescales involved. A Significant Event is defined as an organizational restructure, regional realignment, and/or elimination of SPOC Program seats within a SPOC Program region. Additionally, a Significant Event will include the addition of SPOC Program seats caused by an event other than the launch of a new building. Results of the Out of Cycle True Up will follow the same process as outlined in the Bi-Annual True Up. Implementation of changes in the delivery model and associated costs will follow the Timeline for a Change in Service (not to exceed 3.5 months) defined below. Options may include cost adjustments, an agreement to waive SLAs, or to void SLAs until the thresholds return to those expected. Additional data points, such as Customer Satisfaction, can be used to arrive at an appropriate future action.

December 1, 2005	8

Ford Global SPOC Program Scope of Work
Timeline for a Change in Service
In the event that the above actions trigger a request for a change in service, the implementation of such a request will be subject to a maximum of 3.5 months* to take effect (for risk analysis and approval to be undertaken). The target timescales will be communicated to show when the changes are expected to begin.

*	This timescale applies to all requests where resource changes result in a downsizing or upsizing of 15 individuals or less. Where the changes are greater than this, indicative timescales will be provided based on the scope of the change.
Baseline Activity Monitoring
Pro-active monitoring of the support request frequency, incident handle time and user population (elements of the baseline) will be reported on a monthly basis. This will enable Ford to actively prepare for any cost or service change requirements.
The support request frequency and incident handle time will be monitored to ensure the resource levels continue to be aligned to the demands of the business. In the event that these levels go above or below the agreed thresholds for a period of 3 continuous months, this will trigger a review between the regional representatives and board of governance.
In addition, trends will be reported to Ford each month showing year to date figures to ensure continued visibility of potential movement.
Program Governance
A single global governance structure/process will continue to be at the foundation of the SPOC Program contract.
Regional representatives will be responsible for identifying the needs and demands of their region and for proposing any changes in service scope or delivery. If the change requested by the regional representative is one authorized to be handled at a regional level according to the contract, there will be no requirement that it be approved by the governance board. Should the requested change be outside of the contract structure, it will then be the responsibility of the regional representatives to put recommendations forward for acceptance through the SPOC Program governance process.

December 1, 2005	9

Ford Global SPOC Program Scope of Work
2.0 SPOC Program Overview
SPOC Program Model
The scope of the current global SPOC Program is depicted in the diagram below. At the core of the program are the key services delivered to the Customer community including Support Center and Deskside support as well as Request, Incident and Problem Management. Driving the service delivery is a robust Governance model including strategic planning, service level agreements and performance management. Supporting the SPOC Program are virtual supporting services required to maintain the Managed Service including change management, metrics and analysis, Knowledge Management, tools and process documentation. Enabling the entire program are key program processes including Quality Assurance, Continuous Improvement and Security and Controls.
SPOC Program Vision and Guiding Principles
The SPOC Program is a continuing effort to provide Best-In Class service, within Ford targeted pricing to the Ford IT Customers. The vision for the program is “To be the global Single Point of Contact (SPOC Program) and owner of all IT issues (from identification to resolution) within the Ford Trustmark.” In support of this vision early in the program, the SPOC Program stakeholders established the following program guiding principles:
■ SPOC Program the World
■ Global processes, procedures and tools
■ Across the board buy in
■ Formal governance and escalation
■ Ensure integrity of the SPOC Program model
■ Focus on green dollar cost savings
The SPOC Program enables Ford’s One IT strategy by centralizing, commonizing and de-fragmenting IT support. The Program has evolved geographically and functionally since 1997 and continues to mature today and into the future.
Geographic Footprint
Within Ford, the SPOC Program is governed and delivered via a centralized, global approach. The Program is founded on global principles and is segmented into regions which are defined by geographic areas where SPOC Support Centers reside. The Program is delivered from the following Support Centers:
■ North America (NA)*
■ UK-Ford (UK-Warley)
■ DE- Niehl (DE- Köln)
■ UK–JLR**

*	Note: The North America region supports both Ford Motor and Ford Credit North American enrolled users. All North American enrolled users are supported from one common North American support center. However, the Deskside support model for Ford Motor and Ford Credit has key differentiators and where required the language within the SOW identifies the differentiation between Ford Motor and Ford Credit within the North American region.

December 1, 2005	10

Ford Global SPOC Program Scope of Work

**	Note: The UK-JLR region is included in this Scope of Work and is planned to launch within the Program after execution of this contract.
As the Program evolves and expands, changes to regional delineations will be documented via the Change Management and Governance Processes.
Managed Service
TechTeam will provide a Managed Service for all SPOC Program Customers. This includes analyst resources, operational management, training, communications, travel, processes and tools owned by the Program used to deliver support. Tools required to deliver the SPOC Program (i.e. an incident management tool), which are not owned by TechTeam, will be maintained by Ford or the appropriate application owner.
Ford and TechTeam agree that TechTeam will deliver these services on a Managed Service basis, and that as a Managed Service: TechTeam commits to handle the forecasted support volume within the SPOC Program agreed upon Service Levels offered at a unit cost, presently defined at a per unit price. Should Ford require alternative pricing models, the unit price will change.
Service Catalog
The services provided under this Scope of Work are documented in the Appendix D, the SPOC Program Services Catalog. This catalog is designed to identify the scope of services provided by the Ford Global SPOC Program.
The Service Catalog contains Core Services (services delivered to all SPOC Program customers globally as part of the unit price of the program) and Menu Options (additional services available to the customer if required). The catalog defines the description, Customers, regional service hours, service level agreements and key functions for each of the services. Changes to the Service Catalog will follow the Global SPOC Program Change Management Process.

December 1, 2005	11

Ford Global SPOC Program Scope of Work
3.0 Pricing Transparency
Seat Counting
The SPOC Program utilizes Seat Count as the metric to identify Customers who are eligible for SPOC Program support.
* * *
Seat Count Guiding Principles
* * *
     (Material omitted from page 12 and page 13)

December 1, 2005	12

Ford Global SPOC Program Scope of Work
Baseline Seat Count Matrix
The number of enrolled seats as a result of the December 1, 2005 true up is as follows:
* * *
End-User Behavior
* * *
Support Request Frequency (SRF)
* * *
     (Material omitted from page 13 and page 14)

December 1, 2005	13

Ford Global SPOC Program Scope of Work
Incident Handle Time (IHT)
* * *
Ford and TechTeam SPOC Program Management will jointly develop a three-month rolling forecast of end-user behavior. The purpose of the forecast is to provide the Board of Governors with data points to determine how to handle forecasted changes in end-user behavior.

December 1, 2005	14

Ford Global SPOC Program Scope of Work
4.0 Program Governance
A program of this size and complexity requires thoughtful governance to drive quality, fiscal fitness and customer satisfaction.
Feedback Forums
As part of the Ford Global SPOC Program’s continued effort to ensure open communication, several formal forums are in place to communicate the status of the program to appropriate stakeholders. In addition to these formalized meetings, communication between SPOC Program team members, Ford Management, TechTeam and all staff is always open. Governance decisions will result from these forums.
Issues Meeting
■	Purpose: Review issues arising from the management of the contract as well as proposals for non-contractual changes. Establish necessary work groups to investigate and reach resolution on such issues, or choose to escalate through decision making governance process.
  ■ Metrics Reviewed: Monthly operational and quality reports
  ■ Frequency: Weekly
■	Participants:
•	Manager — SPOC Program Vendor Relationship

•	Manager — SPOC Program Operations (all regions)

•	Managers — SPOC Program LOB (all regions)

•	Buyer — SPOC Program (EU & US as required)

•	Account Manager — TechTeam Ford Account (all regions)
  ■ Agenda:
SPOC Program Issues
Operational Review
■	Purpose: Present a review of the overall performance, attainment to SLA, financial trends, end-user behavior, seat count changes (historic and forecasted), and process improvement initiatives.

■	Metrics Reviewed: Monthly operational reports, End-User Behavior Reports, and Seat Count Reports

■	Frequency: Monthly

■	Participants:
•	Manager — Ford Deskside Services

•	Manager – Ford Global SPOC Program Support Services

•	Manager – Ford European Deskside Services

•	Manager – Ford SPOC Program Vendor Relationship

•	Manager – Ford SPOC Program Operations (all regions)

•	Managers – Ford SPOC Program LOB (all regions)

•	Account Manager — TechTeam Ford Account (all regions)

•	Operations Director — TechTeam Ford Account

December 1, 2005	15

Ford Global SPOC Program Scope of Work
■	Agenda:
•	SLA’s

•	Quality Assurance Index

•	Governing Element Forecasting

•	Significant Events
Board of Governors
  ■ Purpose: Serve as the decision making body for all program and contractual changes. Review of overall performance including growth of program, proposals for non-contractual program change, attainment of SLA, end-user behavior, seat count changes (historic and forecasted), and process improvement initiatives.
  ■ Metrics Reviewed: Year to Date End-user Behavior Reports, Seat Count Reports, program growth planned and achieved.
  ■ Frequency: Quarterly or as requested by Ford and/or TechTeam Management. The Board Governors chairperson has the authority to cancel or schedule ad-hoc meetings as conditions require.
  ■ Participants:
•	Manager – Ford Deskside Services

•	Manager — Ford ITI Europe

•	Manager – Ford ITI PAG

•	Manager — Ford Credit Manager US (EU if applicable)

•	Manager – Ford Deskside Services Europe

•	Manager – Ford Global SPOC Program Support Services

•	Manager – Ford SPOC Program Vendor Relationship

•	Manager – Ford SPOC Program Operations (all regions)

•	Managers – Ford SPOC Program LOB (all regions)

•	Buyer – Ford SPOC Program (EU & NA)

•	Vice President- TechTeam Sales

•	Vice President- TechTeam Operations

•	Account Manager — TechTeam Ford Account (all regions)

•	Operations Director — TechTeam Ford Account
  ■ Agenda:
•	Introductions

•	Strategic Updates and Planning

•	Performance Discussion

•	Innovations

•	SPOC Program Issue Team Updates

•	Governing Element Review and Forecasting

•	Financial Results

December 1, 2005	16

Ford Global SPOC Program Scope of Work
•	Contractual Updates/Contractual Changes of Scope

•	Open discussion
Executive Review Meetings
  ■ Purpose: Executive management review of overall contract performance, process innovations implemented, and corresponding financial and/or service level results and program strategic direction.
  ■ Metrics Reviewed: All Performance Reports
  ■ Frequency: Annual
  ■ Participants:
•	Ford Director ITI

•	Vice President – Ford Credit North America Information Technology Office

•	Manager – Ford Deskside Services

•	Manager — Ford ITI Europe

•	Manager — Ford Credit Manager US (EU if applicable)

•	Manager – Ford Deskside Services Europe

•	Manager – Ford Global SPOC Program Support Services

•	Manager – Ford SPOC Program Vendor Relationship

•	Manager – Ford SPOC Program Operations (all regions)

•	Managers – Ford SPOC Program LOB (all regions)

•	Buyer – Ford SPOC Program (EU & NA)

•	TechTeam President and Chief Executive Officer

•	Vice President- TechTeam Sales

•	Vice President- TechTeam Operations

•	Account Manager — TechTeam Ford Account (all regions)

•	Operations Director — TechTeam Ford Account

•	Program Manager — Ford and TechTeam SPOC
  ■ Agenda:
•	Introductions

•	TechTeam Update

•	Ford Update

•	SPOC Program Directional Update

•	Strategic Updates and Planning

•	Performance Discussion (Rolling 6 month view)

•	Financial Results (Cost savings, cost avoidance, contractual savings)

•	Present changes agreed to through the Contractual Significant Event forum

•	Upcoming initiatives – program strategic only

•	Significant Events

•	Open discussion

December 1, 2005	17

Ford Global SPOC Program Scope of Work
5.0 Program Service Components
The services delivered by the Global SPOC Program are designed to minimize the disruption of service outages and to facilitate the fulfillment of IT service requests. This section documents the services that the SPOC Program delivers. All services provided will comply with Ford’s Information Technology Policy Manual (ITPM) as may be updated from time to time.
Core SPOC Program Services
The Ford Global SPOC Program is a comprehensive approach to delivering 1st level IT support services. This approach integrates key service delivery components into one common Program. The key components are:
  ■ Support Center
  ■ Deskside Support
•	Deskside Dispatch

•	Deskside Central
  ■ Global Project Office
Each of these components is critical to the success of the Ford Global SPOC Program. Ford and TechTeam cooperatively manage the SPOC Program functions. A brief description of each follows:
Support Center (Service Desk)
The Support Center is the first line of support for all IT issues within Ford and is the single point of entry into the Ford Global SPOC Program. Support Center analysts are responsible for logging Customer incidents, resolving incidents using defined processes and tools, and escalating incidents they are unable to resolve using these defined processes and procedures.
The Support Center will close a majority of incidents on the first contact. If the incident cannot be resolved at the Support Center the incident will be escalated to the appropriate support organization, either within the SPOC Program model or to external resources. Regardless of where the incident is escalated, the Ford Global SPOC Program is the owner of the incident throughout its lifecycle. This means the Support Center is responsible for ensuring that feedback is communicated and the user is always kept informed of the status of their incident. To achieve this goal the Support Center monitors and ensures follow-up with the appropriate support organization until closure. The Support Center provides all customers with a route into the system ensuring user assistance with all types of problems or questions concerning the Ford IT environment.
Deskside Central Support
* * *
     (Material omitted from page 18 and page 19)

December 1, 2005	18

Ford Global SPOC Program Scope of Work
Deskside Remote Model Pre-Requisites
* * *

December 1, 2005	19

Ford Global SPOC Program Scope of Work
Support Center for Manufacturing Sites (Plant Hotline)
As a standard SPOC Program offering, the SPOC Support Center provides a mechanism for critical manufacturing issues to be handled with increased priority. The Program refers to this offering as the SPOC Plant Hotline. All SPOC enrolled plant IT Managers will be offered the ability to access a SPOC Support Center Specialist on a 24x7 basis for critical plant IT issues which impact manufacturing production. To access the Plant Hotline, the plant IT Manager will dial the standard NA SPOC Support Center phone number and will enter a “Silent” IVR option upon hearing the greeting. This option will route the critical plant call with critical priority to a SPOC support specialist. The SPOC Support Center will then gather critical information about the outage and immediately escalate an incident to the appropriate resolver group. The Support Center will then track and follow up on resolution actions until the outage is resolved.
JLR Manufacturing Support
As noted in Section 5.0 Program Service Components above, the UK-JLR region has elected to establish a local SPOC Manufacturing Support Center to receive all calls from JLR plants. The key design elements of the JLR Manufacturing Support model follow:
  ■ 2,000 call per month
  ■ 90/120 phone service level
  ■ Coverage hours: M-F 6am – 7pm
  ■ After Hours and Weekend calls will be routed to a non TechTeam support team. (Currently the calls route to the JLR data center)
Deskside Central Support
The Deskside Central support team is the “arms and legs” of the Ford Global SPOC Program. Deskside Central analysts are located on-site at various Ford sites and handle issues escalated from the Support Center. The Deskside Central support team is responsible for resolving the majority of incidents that are escalated to them that require a physical visit to the end-user’s desktop. Examples of issues resolved within the Deskside Central team include drive mapping, registry conflict resolution, restages, virus containment, emulator trouble-shooting, and connectivity issue resolution. Issues that are not resolved within the Deskside Central team are escalated to the appropriate 2nd/3rd level resolver groups for resolution and closure.
Deskside Central Support can be facilitated via an Onsite or Remote delivery model. Onsite Deskside Central and Remote Deskside service delivery models are responsible for the same functions and as such both types of customers are counted as SPOC Program seats under this agreement. The services delivered for these two types of service models are the same with the exception that required Deskside visits for the Remote Deskside model is conducted via a telephone call between the end-user and a SPOC Program Deskside analyst instead of the physical visit to the customer’s desk that typically occurs for customers who receive Onsite Deskside support.
Removal of Value Added Activities
Additionally, historically the SPOC Program has offered Deskside activities that are considered “value added” at no additional cost to Ford. These activities are discontinued as a core deliverable within the Managed Service. See the SPOC Services Matrix in Appendix L for identification of those tasks/activities which are included in the managed service and those that that will incur a T&M charge separate from the Managed Service fee.
December 1, 2005

Ford Global SPOC Program Scope of Work
Resource Management
* * *
Support Center and Deskside Hours of Operations
The following table details the support hours of operation. The local time zones for each location define the hours of operation.
Support Center Hours
Support center locations will continue to be based in the UK (Warley), DE (Niehl), NA (Dearborn) and until transition to the proposed offshore facility, JLR will be serviced out of the Solihull support center.
Regional presence within the support center will be provided as defined below.
■	North America: 24*365

■	UK-Ford (UK-Warley): 8am to 5pm Monday to Friday

■	DE- Niehl: 8am to 5pm Monday to Friday

■	UK-JLR: 8am to 4pm Monday to Thursday, 8am to 3pm Friday
United Kingdom (Warley) support center hours and resources will be reduced to the core hours required to support the peaks in call volume. The North American support center will provide the United Kingdom with call overflow support. All United Kingdom regions will route calls after the local coverage hours to the North American support center.
Deskside Support Hours
Central Deskside support will be provided within the UK and DE region from 8am – 5pm ET, M-F and in NA 7am – 8pm ET, M-F.
Deskside support will be provided within each region for 10 contiguous hours per day. The hours of service delivered are between the hours of 6am and 7pm Monday to Friday. Each site can choose its own 10 contiguous hours within this time period. Additional hours of service, or service required outside of this timeframe will be made available through the Service Catalogue as a menu option.
Executive and Premium support is available as defined in the SPOC Services Catalog available as a menu option.
■	Ford Credit Service Center hours will vary by location. The listed hours are the maximum number of hours of operation for any Service Center.
December 1, 2005

Ford Global SPOC Program Scope of Work
■	Sites may opt for ten contiguous hours of support at a timeframe other than those listed above. When a site requests more than ten hours of contiguous support, a price uplift will be implemented. The following exceptions are related to country specific employment requirements:
o	UK-Ford – Coverage requested during the local hours of 10 p.m. until 6 a.m. will be provided via the after-hours support model

o	DE-Niehl (DE-Köln)– Coverage requested during the local hours of 10 p.m. until 6 a.m. will be provided via the after-hours support model
Global Project Office
The Global Project Office (GPO) is responsible for ensuring that consistent global processes are delivered via the Ford Global SPOC Program. They act as the gatekeeper to ensure consistency, standardization & quality with all regions of the program. Within the confides of this SOW, the consolidated global project office will transition into a cross-functional team responsible for managing change on an as-required basis.
The cross functional project office team will focus on maintaining the existing Program practices, process and tools while also growing the Program’s enrolled user base and service offerings. Provided below are the detailed specifications of the 2005-2008 Project Office.
■	Elimination of the BWO Supervisor role (North America)

■	Elimination of the KM project resource (North America)
  ■ Project office tasks and services that are related to the growth in the number of Customers supported or the expansion of SPOC services under the per unit Managed Service fee are included in the managed service per unit price.
  ■ Account Liaisons and CRMs will be assigned to new business initiatives that grow the SPOC enrolled seat count or add services that generate incremental Ford spend. Those initiatives that do not meet this criteria can be provided by TechTeam at T&M rates and will be quoted on an ad-hoc basis.
•	Examples of initiatives that are included in the managed service price include site launches and launches of new billable menu options. Examples of initiatives that are not included in the managed service price include managing feasibility studies, management of focus groups, and impact analysis on customer proposed changes.

•	Existing processes, tools and methods of managing the SPOC program will be subject to continuation in maintenance only mode. Any increased scope or changes to the existing methodologies will be subject to change at T&M rates quoted on an ad-hoc basis.
  ■ All tools will be in ‘maintenance only’ mode. TechTeam will perform the following functions for the SPOC owned tools:
•	SPOCOPS: User add, user change, user delete, service maintenance on the SPOCOPS servers, backup/DRP, audit of current reports for accuracy, support

•	SPOC-IMS: User add, user change, user delete, service maintenance on the SPOC-IMS, servers, backup/DRP, audit of current reports for accuracy, support

•	PST: User add, user change, user delete, service maintenance on the SPOC-IMS, servers, backup/DRP, audit of current reports for accuracy, support

•	SPOC EROOM: User add, user change, user delete, archive and folder maintenance, support

•	SCOPE/Bldg Matrix: User/content add, user/content change, user/content delete, support
December 1, 2005

Ford Global SPOC Program Scope of Work
  ■ A single Global Applications Manager responsible for all application launches and change management projects. Upon launch of the UK-JLRl region, a second Global Applications Manager will be added to the global team. Application launches are defined as:
•	A new application requiring due diligence, training and SCOPE updates OR New functionality of existing application requiring due diligence, training and SCOPE updates.
•	Ford and TechTeam agree that the volume of application launches included within the Managed Service will be capped at an annual 24 while one Application Manager is in place with a maximum of 4 concurrent launches. A second Application Manager will be appointed when the UK-JLR region launches with the SPOC Program. With the appointment of the second Application Manager the volume of application launches included within the Managed Service will be capped at an annual 50 application launches with a maximum of 8 concurrent launches once the second Application Manager is included in the program.
  ■ Training functions within the SPOC program will move into Operations and will be redesigned into a dual role – that of Specialist and Training. The impact of this combined role will mean that training requirements will be more closely monitored to ensure that new site and application launches will be timed in order to reduce any potential impact on service delivery.
December 1, 2005

Ford Global SPOC Program Scope of Work
6.0 Service Level Offerings
Ford and TechTeam mutually agree that to effectively measure the complete support experience; the Service Level Agreement will focus on response, resolution and the overall effectiveness of the service deliverables and will include customer service feed-back measured against an approved service level.
SPOC Program Core Service Offerings
To ensure that the SPOC Program service offerings align with business requirements, The SPOC Program will provide one common global Service Level Agreement. Each service level will be measured monthly on a regional level.
Ford Service Level Agreements – Core Services
Support Center Service Level Agreements

Time to Answer

Definition	Measurement of time (in seconds) starting at the point a call enters an ACD queue. This measure excludes all switching/processing time prior to a call entering an ACD queue.

Calculation	The number of Calls Answered within 120 seconds divided by the number of all Calls Answered

Target	70 percent in less than or equal to 120 Seconds

Calls Abandoned

Definition	Percentage of all calls that were abandoned (by the caller) after entering into an ACD queue. Calls abandoned (by the caller) prior to entering an ACD queue are not counted in this measurement.

Calculation	(Calls abandoned (by the caller) divided by all calls that entered into an ACD queue)

Target	Target: 8 percent or less

Websubmit Response

Definition	Measurement of time (in hours) starting at the point a ticket generated by an automatic web submit enters a SPOC incident management queue.

Calculation	The number of websubmits responded to within 4 hours divided by the number of all websumbits responded to.

Target	100 percent in less than or equal to 4 business hours

First Tier Closure

Definition	The percentage of SPOC processed incidents resolved as a direct result of call avoidance tools, Support Center and Central Support Team efforts.

Calculation	(Incidents logged as quick ticks, resolved web incidents, plus auto-answered calls/web incidents, central support closed incidents) divided by (total number
December 1, 2005

Ford Global SPOC Program Scope of Work

of calls answered, processed web incidents plus auto-answered calls/web incidents.

Target	70 percent target (to be baselined from February 2006 through May 2006)

Client Satisfaction

Definition	Results of a random survey of clients who have had an incident open by one of the regional SPOC Support Centers. There are six questions where respondents rate their experience with the entire IT organization on a scale of 1 to 5, with 5 representing “completely satisfied.” Answers of 4 or higher constitute a ‘positive’ customer satisfaction response.

Calculation	Total of all ‘positive’ responses divided by the maximum number of possible responses

Target	4.1 on a 5 point scale
December 1, 2005

Ford Global SPOC Program Scope of Work
Deskside Service Level Agreements

Deskside Response

Definition	Measurement of time (minutes) starting at the point a ticket enters a SPOC Deskside incident management queue.

Calculation	The number of tickets responded to within 60 minutes divided by the number of all tickets responded to during core hours.

Target	80 percent in less than or equal to 60 minutes

Deskside Support Resolution

Urgent

Definition	Unable to do normal work – no workaround is available

Example	■ PC Down — no workaround is available
■ Network connectivity
■ Monitor broken
■ Mouse broken
■ Keyboard broken
■ Server down
■ Mainframe Applications
■ Password resets for Applications/SecurID
■ Virus
■ Software reload

Target	Standard

85 percent incident resolution in 4 business hours or less

■ If a SPOC deskside GIRS queue receives an incident before 5 p.m. M-F, the deskside technician will work the incident through resolution or escalation.
■ If the incident is received after 5 p.m. M-F, the target call closure time will not start until the deskside technician starts at 7 a.m. the next business day.

High

Definition	Unable to do normal work –workaround is available

Example	■ Cannot print to primary printer/plotters/multi-functional devices
■ PC down – another is available

Target	Standard

85 percent incident resolution in 10 business hours or less

Standard
Definition	The client can work but needs assistance
December 1, 2005

Ford Global SPOC Program Scope of Work

Example	■ How to’s
■ New software loads
■ Rudimentary hardware installations
■ User Id requests for application access
■ Data restores

Target	Standard

85 percent incident resolution in 30 business hours or less
Service Level Agreement Notes:
1.	All service levels will be measured monthly within the region from which the service is delivered.

2.	TechTeam will make all efforts to meet the above service levels during the transition from the 2002-2005 SPOC Program Model to the model described within this Scope of Work. TechTeam and Ford will jointly monitor these levels weekly, and after a three month period will convene a Board of Governors meeting to review/resolve any outstanding issues that may exist with these metrics as a result of the transition.

3.	The parties agree that until the current Incident Management system (GIRS) is replaced with Peregrine’s Service Center, the Deskside Response service level can not be measured or reported. Until an automated response to a ticket entering a SPOC deskside incident management queue can be generated by a Ford provided tool, TechTeam will make all efforts to respond to each Deskside ticket within the guidelines of the Deskside Response service level above for the United Kingdom-Solihull region only. Once Peregrine’s Service Center is implemented within SPOC and an automated process is included to enable automatic responses of tickets that are assigned to a SPOC Deskside queue, TechTeam will apply this service level requirement to all regions and will begin measuring and reporting performance against this requirement at no additional cost to Ford.

4.	TechTeam will continue to follow up on up to 50 negative responses to customer satisfaction surveys per week globally. TechTeam and Ford will monitor negative responses, and utilize the Governance process as necessary if a potential negative trend does not correct itself.

5.	The Websubmit Response will be facilitated via an automatic process. The incident management system will send an automated response to the user once the websubmit is received by the incident management system and a ticket is created.
December 1, 2005

Ford Global SPOC Program Scope of Work
7.0 Program Flexibility
In principle, the SPOC Program is founded on common services, service levels, processes and governing measures. The partnership recognizes that the most efficient, effective and customer-focused support model for a global organization is one of common program practices. In an effort to balance common practices with regional business needs, the SPOC Program contract structure allows flexibility to reduce SPOC Program costs on a Global or Regional basis through the following methods:
Working Together in Partnership to Reduce Costs
Ford Motor business conditions may require that SPOC Program costs be reduced on a global or regional basis. If this occurs, Ford and Tech Team will work together to identify viable options by reducing SPOC Program services to achieve cost targets. Tech Team will be requested to develop a proposal for all viable strategies and will include risk analysis, business impact and savings potential.
The Bi-Annual True Up
A bi-annual true up will take place for all regions participating in the program. The true up will take into account multiple data points, including a re-calculation of seat counts, support request frequency and incident handle time.
Seat Count True Up
Seat Count True-Up Assumptions
  ■ The seat count True-Up will occur on June 1st and December 1st
  ■ A secondary data source for validation of Seat Count True-up counts will be used whenever available. The tolerance amount will be defined based on the region and the source data. This information will be reported to the regional representatives at the Bi-Annual Contractual Significant Event timing.
See Appendix E-I for the Global Seat Counting process detail and Regional Seat Count Process detail.
Customer Behavior True Up
* * *
December 1, 2005

Ford Global SPOC Program Scope of Work
True Up Result Scenarios and Outcomes
* * *
December 1, 2005

Ford Global SPOC Program Scope of Work
True Up Results Scenario and Outcomes

	Threshold			Likely Causal Factors		Example Next Step Options
Metric	Above	Below	Impact	Above	Below	Above	Below
Support Request Frequency (SRF)	TBD prior to contract signature	TBD prior to contract signature	Variance in expected call and/or ticket volumes	Outages in the environment or large application launch	Seat count decreases with overall Support Center volume being maintained, stability in the environment or new tools that reduce overall support volume	Re-evaluation of pricing or temporary SLA deviation until next bi-annual true up	Re-evaluation of pricing or addition of menu options at no incremental cost

Incident Handle Time (IHT)	TBD prior to contract signature	TBD prior to contract signature	Variance in expected length of Support Center calls	Large scale outage requiring excessive problem resolution efforts, widely used application is launched	New productivity tool launch	Re-evaluation of pricing or temporary SLA deviation until next bi-annual true up	Re-evaluation of pricing or addition of menu options at no incremental cost

Seat Count	TBD prior to contract signature	TBD prior to contract signature	Variance in number of contractually SPOC’d Customer	New site launches, new Trust Mark brand integration into SPOC Program	Decommission of seats, SER programs	Increase in the number of regional seats used to calculate total volume and an increase in cost for delivery of the Managed Service	Decrease in the number of regional seats used to calculate total volume and a decrease in cost for delivery of the Managed Service
December 1, 2005

Ford Global SPOC Program Scope of Work
An Out-of-Cycle True Up
The third method through which the SPOC Program allows flexibility, is regional eligibility for an out of cycle seat count true-up if a Significant Event occurs that causes a change in the existing number of total seats in that region by a factor of +/- five percent. In order for this to be implemented, data must be provided as to the number of individuals leaving the program by region and the estimated timescales involved. A Significant Event is defined as an organizational restructure, regional realignment, and/or elimination of SPOC Program seats within a SPOC Program region. Additionally, a Significant Event will include the addition of SPOC Program seats caused by an event other than the launch of a new building. Results of the Out of Cycle True Up will follow the same process as outlined in the Bi-Annual True Up.
Timeline for a Change in Service
In the event that true results that triggers a request for a change in service, TechTeam will implement a change request within a maximum of 3.5 months* . The target timescales will be communicated to show when the changes are expected to begin.

*	This timescale applies to all requests where resourcing changes result in a downsizing or upsizing of 15 individuals or less. Where the changes are greater than this, indicative timescales will be provided based on the scope of the change.
All changes will be documented and agreed to by both Ford and TechTeam using the Change of Scope Form provided in Appendix J of this SOW.
Baseline Activity Monitoring
* * *
     (Material omitted from page 31 and page 32)
December 1, 2005

Ford Global SPOC Program Scope of Work
* * *
December 1, 2005

Ford Global SPOC Program Scope of Work
Global ‘SPOC Program by Business Unit’
To continue the growth of the SPOC Program, Ford and TechTeam have agreed to implement the SPOC Program by Site (as defined by the Definitions section of this SOW) Principle whenever possible. In a situation where this principle is not possible, the SPOC Program team will have the ability to implement SPOC Program by high-level organization within a building. When SPOCing by organization, the following assumptions will apply:
  ■ All regions will attempt to SPOC Program at the Building level first and foremost.
  ■ If SPOCing at the Building level is deemed impossible, the SPOC Program may be implemented at the organizational level as long as the entire organization within a building is SPOC Program.
  ■ When it is determined that we will be SPOCing by organization within a building, a written request will go into the Ford GPO Manager (Ford & TechTeam) so that an official seat count pull can be performed. The two key pieces of information required are: Building Code and Business Unit. These two fields are the only fields which can be used to generate a valid seat count.
  ■ The seat count pull process will be the official means of pulling seat count data and will be used as the master source of data for all SPOC Program by Organization launches. The complete seat count pull process is owned by the GPO and a copy can be provided upon request.
  ■ SPOC Program will provide the customer with the seat count during the due diligence phase of the launch process. The customer bears all responsibility for taking any actions required to reconcile the seat count if or when there is a discrepancy between the seat count pull and the customer’s seat count estimate. Once the customer believes that the CDS records for the building population have been corrected, the SPOC Program will re-pull the CDS seat count to ensure accuracy.
  ■ The launch of a new site or organization will not be approved to launch until a final seat count (based on an CDS pull) is agreed and approved
The building matrix, which is the official source of seat counts, will need to be modified to account for this change. The data will then be recorded in the Building Matrix which is owned by the Ford SPOC Program GPO. Ford Credit does not use the Building Matrix because this region is 100% enrolled in the SPOC Program.
December 1, 2005

Ford Global SPOC Program Scope of Work
8.0 The Customer Experience
Customer Experience Model
The partnership agrees that to accurately assess the customer’s satisfaction with the SPOC Program, a Customer Experience Model will be implemented. This model will consolidate components of the program, which collectively enable the partnership to understand SPOC Program customer’s experience, into a cohesive model. The Customer Experience Model includes ongoing definition of the service attributes required of SPOC Program customers, tracking of performance metrics that measure the attributes and reporting of results. There are 3 key elements of the SPOC Program Customer Experience Model. An overview of each element is provided below with reference to the corresponding Scope of Work section in which additional detail is provided.
Customer Experience Focus Groups
The SPOC Program utilizes Focus Groups as a mechanism to ensure the program deliverables are aligned with customer expectations. The Customer Experience Focus Group, led by SPOC Program representatives will include Site Management and Customer representatives to ensure the complete voice of the customer is queried. Each SPOC Program region will facilitate one Customer Experience Focus Group per quarter which will query the participants on their satisfaction with the program as well as areas for improvement. The results will be inputs to the SPOC Program Governance forums (SPOC Program Issues Meeting) for global assessment and appropriate implementation of SPOC Program enhancements.
Additional information regarding SPOC Program Focus Groups is contained within the SPOC Program Practices section of this SOW.
Customer Satisfaction Surveys
The SPOC Program utilizes customer satisfaction surveys as a key mechanism to measure the customer’s experience with an individual interaction with SPOC Program. The survey is mailed to customers who have had an incident open by one of the regional SPOC Program Support Centers. The survey is initiated by an email containing a link to the SPOC Program customer survey web site. From this web site, the customer is provided key information regarding their contact with SPOC Program including the incident number, the symptoms reported by the customer, incident work log and the SPOC Program resolution. Currently, there are six questions where respondents rate their experience with the entire IT organization on a scale of 1 to 5, with 5 representing “completely satisfied.” Answers of 4 or higher constitute a ‘positive’ customer satisfaction response. The Customer Satisfaction Service Level metric is calculated by summing the number of all ‘positive’ responses and then dividing by the maximum number of possible responses. Customer Satisfaction results are reported in the Customer Satisfaction Report available on the SPOC Program Operations website. The SPOC Program Customer Satisfaction Service Level is defined within the Service Level Agreement section of this Scope of Work.
December 1, 2005

Ford Global SPOC Program Scope of Work
9.0 SPOC Program Practices
In support of the Ford One IT approach, the SPOC Program leverages common and centralized practices to ensure consistent implementation of the Program elements within each SPOC Program region. Partnered development and approval of the Program Practices is facilitated by the Ford and TechTeam Global SPOC Program Owners. Specific details of the SPOC Program Practices are defined below.
Ford Employees Working in the SPOC Program
The Ford Global SPOC Program is a fully managed service delivered by TechTeam. However, TechTeam recognizes that there will be times when it is difficult to function as a fully managed service due to special circumstances within the Ford environment. This section outlines the guiding principles for when Ford requests that its employees join the Ford Global SPOC Program during a new site launch. Any requests to add a new Ford employee to the Ford Global SPOC Program must follow the required guiding principles. The SPOC Program will deny any requests that do not meet the defined global guiding principles.
Global Guiding Principles – Ford Employees in the SPOC Program DE-Niehl (DE-Köln)Region
  ■ Ford employees can only be added as resources to deliver the Managed Service when the SPOC Program launches a new site at which a Ford employee currently provides Level 1 IT support as defined by the SPOC Program.
  ■ Ford employees transitioning into the SPOC Program can only be a Level 1 Deskside Analyst. These employees cannot hold a Support Center, project office, or management position.
•	It is agreed that in the Ford Motor DE region, currently there are (3) Ford employees staffing Support Center positions.
  ■ If at the time of a site launch the Ford employee currently holds a Team Leader position the employee may retain that same position.
  ■ The Ford employee’s manager must agree (prior to site launch) that no other suitable opportunities exist within the Ford environment for this person.
  ■ Ford employees will be required to work the same schedules as TechTeam employees even though the standard weekly hours worked for Ford employees in Germany is 37.5. Ford Employees in Germany will be granted an additional 15 vacation days per year taken in lieu of the extra 2.5 hours worked per week. The Ford employees are also required to be available for shift work aligned with the local service hours that the SPOC Program provides support (by region).
  ■ Ford employees will be required to be available to perform special projects that may occur outside of standard work hours as deemed necessary by TechTeam Management in support of the SPOC Program goals.
  ■ Any training for Ford employees outside of the standard SPOC Program Core Training will be fully funded by Ford.
  ■ Ford employees will report to the Ford SPOC Program Operations Manager for internal Ford Management Human Resources-related purposes.
  ■ The Ford employee’s Manager and the TechTeam Manager will maintain regular communication and share decision-making regarding the Ford employee’s objectives, responsibilities and performance in the SPOC Program. The TechTeam Manager’s focus will be on day-to-day operations, as well as, special project work. The Ford Manager will measure the employee’s performance to all defined SPOC Program objectives and responsibilities into each employee’s performance review.
  ■ Ford employees will take day-to-day operational direction from a TechTeam Team Leader and/or Program Manager including, but not limited to, the following items:
•	Scheduling of shifts, breaks, lunches, etc.

•	Holiday planning

•	Resource management

December 1, 2005	35

Ford Global SPOC Program Scope of Work
  ■ Ford employees will be required to participate in Resource Management within the SPOC Program. Participating in Resource Management includes the following:
•	Employee must be available to work at local Ford sites other than the site they normally report to if and when needed as determined by TechTeam management (daily, weekly, and monthly).

•	Employee will participate in the virtual phone process as required by TechTeam management. This process requires Ford employees to field inbound support requests from their desk at their home Ford location or physically relocating to the Support Center for an undetermined period of time (hours, days, weeks or longer) functioning as a Help Desk Analyst.
  ■ The Ford employees will be dedicated to the SPOC Program and support its initiatives. Ford and TechTeam Operations Managers will need to pre-approve any requests for these employees to perform tasks outside of the standard SPOC Program services.
  ■ The TechTeam Manager must have a defined escalation path to a Ford Operations Manager so that all performance issues are addressed in accordance with the SPOC Program standards provided they do not conflict with Ford principles. If performance issues are not addressed in a timely fashion or to the satisfaction of the TechTeam Manager, these issues will be escalated to the appropriate Ford Manager and the TechTeam Global Account Manager.
  ■ Ford and TechTeam will be jointly accountable for the attainment of Service Levels. Not attaining the defined metrics cannot be a benchmark or performance issue that TechTeam is solely accountable for.
  ■ Ford employees need to participate in and be held accountable to all SPOC Program performance metrics including, but not limited to the following:
•	Support Center monitoring

•	Deskside ticket grading

•	Individual performance reports and target attainment

•	Participation in Jeopardy – an on-line training program used within the Ford Global SPOC Program
  ■ When a Ford employee leaves the SPOC Program for any reason (i.e. retirement, takes another job within Ford, is laid off, etc.) they will not be backfilled by a Ford employee. The exception here is in Germany where Ford will need to maintain the three Ford staffing positions currently utilized by the SPOC Program. If TechTeam determines this position needs to be backfilled, it will be backfilled by a TechTeam employee. Negotiation with the Workers Council may be required for each event when this occurs in Germany and will be conducted by Ford on TechTeam’s behalf.
  ■ Ford employees may join the SPOC Program for a maximum of eighteen months (540 days) from the day of the site launch within the SPOC Program. At the end of the eighteen months they must transition to another job within Ford or may be hired by TechTeam (if possible) in TechTeam’s sole discretion.
  ■ The TechTeam Manager will hold reviews every 6 months with the Ford Manager to review progress toward rotation of the Ford employee to position outside of the SPOC Program. In the event the employee does not transition within the 18-month timeframe, the appropriate Ford and TechTeam Executive Management will be notified and a resolution agreed upon. Variations in Germany due to Workers Council requests may require adjustments to this principle. All adjustments will require written documentation and approval by Ford and TechTeam via the change of scope process.
  ■ Ford employees need to meet the following minimum criteria defined to work in the SPOC Program:
•	Pass SPOC Program assessment test (administered by Ford Manager during the interview process)

•	Meet requirements of job specification

•	Meet language requirements

•	The Ford employee will agree to take their direction and be managed by a TechTeam manager. This agreement will take place through a one-to-one conversation with the TechTeam Manager prior to an offer being extended

December 1, 2005	36

Ford Global SPOC Program Scope of Work
•	Complete the SPOC Program core-training program (5 weeks) and pass an additional assessment test (administered by Ford Manager) at the end of training. Training location will be based on the physical logistics and identification of the most cost-effective solution in order to minimize travel expenses.
  ■ If the Ford employee does not meet the minimum requirements:
  ■ The Ford Manager will re-evaluate the employee’s progress toward meeting the minimum requirements within 1 month of the initial selection. If the employee does not meet the minimum requirements at that time, the Ford Manager will escalate through the appropriate Ford and TechTeam Executive Management for resolution.
  ■ Exceptions to these Guiding Principles must be approved by Ford Management (including the SPOC Program Owner) and TechTeam Management and documented in writing.
German Worker’s Council Agreement
Following the work undertaken by both Ford and TechTeam in reaching an agreement with the German Workers Council in relation to Ford Employees in SPOC, TechTeam confirms its commitment to the final agreement as provided within this SOW, Appendix K — German Workers Council Amendment.
Further clarification may need to be sought on the German Worker’s Council’s acceptance of the Remote Deskside Support model. It is believed that there has been some concern previously by the Worker’s Council in Germany regarding remote access into a customer’s device.

December 1, 2005	37

Ford Global SPOC Program Scope of Work
Transition of Non TechTeam Agency Resources
* * *
Industry Analysis (Benchmarking)
As a requirement of this contract, TechTeam has been requested to participate in an industry analysis to benchmark how the services TechTeam delivers under this agreement compare to industry providers of like services. TechTeam agrees to participate in this analysis provided the following terms and/or criteria are met:
■	At Ford’s request the analysis will be conducted every 18 months.

■	The benchmark criteria will be limited to the following:
o	Contractual Service Level Agreements

o	Total Global Contract Price (Per Unit Price)

o	It is understood that in order to benchmark these key areas it will be necessary to compare SPOC Program provided services to those of industry providers, at the time of the analysis, to ensure an accurate comparison is being conducted.
■	Should TechTeam compare unfavorably against the industry benchmark results, TechTeam will have a period of sixty days to remedy the performance issue(s). If TechTeam fails to remedy the performance issue(s) at the end of the sixty days, Ford has the option to go out for a market test.

■	Ford will have responsibility for the cost of the study to the third party provider if it is to be used as a market test. Should TechTeam fail to perform under provisions agreed to in Section 15.0 Agreement of this Scope of Work, TechTeam and Ford will equally share the cost of the study not to exceed a total study cost $50,000.

December 1, 2005	38

Ford Global SPOC Program Scope of Work
■	The Board of Governors will oversee the conducting of the benchmark. A modification to this agreement will be required if Ford and/or TechTeam decide to use a different agency to conduct the analysis or if any other changes to this agreement are requested. Both Ford and TechTeam will be required to agree on the modifications, in writing, prior to arrangements being made with the agency and prior to the commencement of the analysis.
In addition to the industry benchmark, the financial and operational performance of TechTeam as an industry competitive service provider will be evaluated based on our ability to obtain and maintain Ford Q1 certification. This certification can be used as an additional means of ensuring that SPOC Program is delivered in a manner that meets both Ford and industry criteria for best-in-class service.

December 1, 2005	39

Ford Global SPOC Program Scope of Work
Supporting Functions
The services delivered by the SPOC Program require functions that enable delivery. These delivery enablers are highlighted below:

Program Management

Description	Responsible for the operational management and program management of the Ford Global SPOC Program resources, which includes the Incident Management function detailed below.

The TechTeam program management team functionally aligns with the Ford SPOC Program management team to ensure that the Ford IT objectives are being consistently realized throughout the delivery of the program

Key Functions	■ Manage entire Ford Global SPOC Program Operations
■ Ensure adherence to service level agreements (SLA’s)
■ Manage all resources within the SPOC Program
■ Prioritize workloads of all and assign program resources – Support Center, Deskside, GPO and remote site resources

Note: To achieve the agreed pricing model, the ratio of Team Leader to Analyst and Program Manager to Team Leader roles will be increased within this agreement. The result of this will mean that non essential tasks such as some meetings and communications currently undertaken by the Team Leader and Program Managers will be reduced or eliminated in to order focus on core program activities and service deliverables while continuing to preserve the strong and relationship between SPOC and Site Management in the rollout of Deskside products/services.

Incident Management

Description	The incident management process aims to ensure that incidents are detected and all service requests are recorded. Recording ensures that there are no lost incidents or service requests, allows the records to be tracked, and provides information to aid problem management and planning activities. The process includes the use of technology to provide self-service facilities to customers, providing them with flexible and convenient interfaces to the support function while also reducing the workload and personnel requirements of the Support Center.

An incident can be explained as:

“Any event that is not part of the standard operation of a service and causes, or may cause, an interruption to, or a reduction in, the quality of service”

The primary goal of the incident management supporting function is to restore normal service operation as quickly as possible and to minimize the adverse impact on business operations, thus ensuring that the best possible levels of service quality and availability are maintained. Normal service operation is defined as a service operation within service level agreement (SLA) limits

December 1, 2005	40

Ford Global SPOC Program Scope of Work

Key Functions	■ To restore normal service as quickly as possible
■ To minimize the impact of incidents on the business
■ To ensure that incidents and service requests are processed consistently and that none are lost
■ Create and maintain meaningful records relating to incidents
■ Assess and apply appropriate prioritization to all incidents and service requests
■ To direct support resources where most required

December 1, 2005	41

Ford Global SPOC Program Scope of Work

Escalation Management

Description	The Escalation Management process defines the tasks that need to take place to ensure an Incident is escalated to the appropriate resolver group within the agreed amount of time and with the agreed amount of incident information.

The SPOC Program organization remains the owner of an incident throughout it’s lifecycle, and will notify partner resolver groups when Incidents are nearing their Service Level Agreement (SLA) boundaries

Key Functions
■    Perform Quality monitoring of Support Center incidents to ensure that they adhere to quality guidelines. Tickets grading and call monitoring process validates that SPOC Program analysts are processing incident that adhere to customer defined escalation procedures.

■ Process support incidents that adhere to customer defined escalation procedures.
■ Receive and monitor customer quality issues through the OFI/IHT process

■    Currently the NA Analysts are performing a “Row Captain” escalation process. This is a trial process that instructs new Analysts to review all non-FCC tickets with individually identified “Row Captains” before the calls can be escalated.

System Management

Description	The SPOC Program delivers systems and processes to support the operational delivery of IT Support. These systems (tools) are fundamental to the successful delivery of IT support services with the Ford Motor Company.

Key Functions	■ Provision and management of the data obtained from the incident management system.
■ Publishing analytics for the program performance.
■ Act as a point of contact for content owners
■ Perform updates to the SPOC Program Knowledge Management tool (SCOPE) as requested by the content owner
■ Provision and management of the SPOC Program Metrics and Analysis tools (SMART team)
■ Provision and management of the GPO change control tracking system (Project Status Tracker)

Metrics and Analysis

Description	Metrics, and adherence to SLA’s, are critical to the successful operation of any managed service program. Metrics are reviewed and analyzed on a regular basis to ensure consistent process improvements. Ongoing review and analysis of the metrics are also critical to the successful management of a managed services program.

Key Functions	■ Produce standard SPOC Program reports required by Ford management.
■ Deliver analytics and reporting at a regional level.
■ Manage upgrades to Ford owned systems that produce metrics.
■ Interface with the tools and systems owner.
■ Follow established ACR and change management process related to Ford systems that produce analytics for SPOC Program.
■ Deliver reporting that will be used to drive process improvement and innovation.
■ Work with Global Customer owners and application owners to resolve re-occurring issues.

December 1, 2005	42

Ford Global SPOC Program Scope of Work
Reporting and Metrics
The table below includes the key reports used within the Program. As agreed, the Reporting and Metrics deliverables under this Scope of Work are considered to be in “Maintenance Mode”. As such, TechTeam will focus on maintaining the current committed reporting and metrics.

Distribution
Report Name	Description	Data Elements	Method	Frequency
Quick-View/Analysis Executive Report	The purpose of this report is to
	provide a one page executive overview containing charts of top four performance indicators of the Ford Global SPOC Program relative to target service levels as outlined in the contract.	This report contains a rolling	This report is distributed via:	Weekly
		13 month of the following 1) Calls answered volume 2) Phone SLA 3) Average time to answer 4) First Contact Closure 5) Customer Satisfaction	Email to a specified distribution

Key Metrics Report	The purpose of this report is to provide a two page high level overview containing charts of all high level contractual performance indicators of the Ford Global SPOC Program relative to target service levels as outlined in the contract.	This report contains the following information- Calls answered volume- Phone SLA — Average time to answer-First Tier closure-Customer Satisfaction- Calls abandoned - Deskside service level adherence -Deskside average time to resolution	This report is published on the SPOC Program OPS WEB site.	Monthly

Customer Satisfaction Report	The purpose of this report is to provide SPOC Program and site management with overview charts and detailed customer satisfaction performance levels relative to target service levels as outlined in the contract	This report contains 1) Number of surveys sent 2) number of surveys returned 3) survey return rate 4) Total answers for each question 5) Rate of satisfaction overall 6) Average rating for each question category	This report is published on the SPOC Program OPS WEB site.	Monthly

Site Report	The purpose of this report is to provide SPOC Program and site management with performance and volume information from a site. A site defined as a building or collection of related buildings.	This report contains Number of calls to the Support Center - Number of WEB tickets submitted- Total Phone and WEB incidents- Report of incidents by Category- Deskside performance to SLA percentages- Deskside time to resolution - Customer Sat rating	This report is published on the SPOC Program OPS WEB site.	Weekly/Monthly

December 1, 2005	43

Ford Global SPOC Program Scope of Work

Application Report	The purpose of this report is to provide SPOC Program and the Application Management teams with performance and volume information related to a particular application. The Application Report is data oriented and does contain a chart representation	Contains number of phone calls place to the Support Center- Number of WEB tickets submitted- Total phone and Web incidents- Number of phone calls closed on first contact	This report is published on the SPOC Program OPS WEB site.	Weekly/Monthly

December 1, 2005	44

Ford Global SPOC Program Scope of Work

Distribution
Report Name	Description	Data Elements	Method	Frequency
Open Ticket Report	The purpose is to provide a quick view of the numbers of tickets currently open and requiring assistance.	Contains Deskside group names-Number of open tickets-Deskside group threshold-Red Yellow-Green status based on above threshold-Number of Deskside technicians-Ratio of open tickets per Deskside technician	This report is published on the SPOC Program OPS WEB site.	Hourly

Month To Date (MTD) Deskside Service Level Report	The purpose is to provide a quick view of the number of tickets that were not resolved within the contractually allotted timeframe. Each priority has a unique contractual resolution timeframe and is reported as a separate detail line.	Contains Deskside group names- Priority-Service level adherence (as percentage)-number of tickets that met service level (per priority) Number of tickets that did not meet service level (per priority)- Total number of tickets	This report is published on the SPOC Program OPS WEB site.	Hourly

MTD Deskside Missed Ticket Report / Tool	The purpose is to provide a quick view of the tickets that were not resolved within the contractually allotted timeframe.	Report contains incident/ticket number-priority-time to resolution-time past resolution-Analyst assigned to the ticket-Time/date ticket was opened-Time/date the ticket was closed	This report is published on the SPOC Program OPS WEB site.	Hourly

First Tier Closure Report (Escalated Volumes Report)	The purpose is to provide a quick view of the top 25 escalated incident types (meaning...not resolved by Tier One ).	Report contains Item affected-Total number of tickets generated-Number of tickets escalated-Number of tickets closed at Tier One-Tier One closure performance measurement	This report is published on the SPOC Program OPS WEB site.	Hourly

First Tier Closure Analyst Report	The purpose is to provide a daily snapshot to the technician to gauge performance as related to the goals and expectations set forth by SPOC Program management related to First Tier Closure.	Report contains technician name-Total number of tickets generated-Total number of tickets resolved by Tier One-Number of tickets escalated-Performance percentage	This report is published on the SPOC Program OPS WEB site.	Hourly

December 1, 2005	45

Ford Global SPOC Program Scope of Work

Distribution
Report Name	Description	Data Elements	Method	Frequency
First Tier Closure Management Report	The purpose is to provide a daily snapshot to SPOC Program management to gauge performance as related to the goals and expectations set forth by SPOC Program management related to First Tier Closure.	Report contains Analyst name-Total number of tickets generated-Total number of tickets resolved by Tier One-Number of tickets escalated-Performance percentage- Reminder of the target	This report is published on the SPOC Program OPS WEB site.	Hourly

Executive Support Report	An Executive Support Report is presented monthly to the Executive Office Sponsor and Global SPOC Program management. The report provides details of all monthly Executive Support Program activity	This report contains volume of incidents during business hours. Volume of incidents and service related to premium support- Volume of incidents and service level related to executive support.	This report is published on the SPOC Program OPS WEB site.	Monthly
Should reporting and metrics be required above and beyond those that are listed in the table above, TechTeam will provide those services to Ford on a Time and Materials basis.
Change Management
Successful change management is an integral part of the service delivery of the SPOC Program. Several tools and processes have been developed to manage “changes” that occur in the end-user environment. There are several types of “changes” managed by the SPOC Program, including:
  ■ Changes to regional platforms (i.e. Windows 2000 to XP) and related applications
  ■ New sites requesting SPOC Program support
  ■ Existing applications requesting SPOC Program support
  ■ Changes in support to existing SPOC Program sites
  ■ New applications requesting SPOC Program support
  ■ Existing sites requesting SPOC Program support
  ■ Changes in support to existing SPOC Program applications
  ■ Planned outages
  ■ Preparation of Business Continuity Plans
  ■ SPOC Program initiated projects that will result in a “change”
  ■ Other initiated projects that affect SPOC Program service delivery

December 1, 2005	46

Ford Global SPOC Program Scope of Work
The following portion of this section details the process behind the SPOC Program Change Management process.
SPOC Program Change Management Process
Purpose
The purpose of the Change Management Task Team is threefold. It includes the following items:

December 1, 2005	47

Ford Global SPOC Program Scope of Work
  ■  Track changes introduced to the SPOC Program support environment
  ■  Monitor the status of each tracked item
  ■  Escalate changes not adhering to the approved project plan, specifically those relating to timelines and deliverables
Deliverables
The deliverables that the Change Management Task Team provides to its Customers include:
  ■  Provide a tracking document or tracking system that provides the status for each change tracked
  ■  Coordinate periodic meetings with all change stakeholders
  ■  Provide a report of changes not adhering to the approved project plan, specifically those relating to timelines and deliverables
Change Management Task Team
The Change Management Task Team include the following Ford SPOC Program resources: Implementation Managers, Account Management, and Operational Owners.
Process
The following process discusses how the Change Management Task Team implements a change into the launch production process. The person or group responsible for each step is in bold.
1.	The Change Management Task Team holds a meeting with all of the current change stakeholders. This meeting occurs weekly

2.	2. The Change Management Task Team verifies/obtains and records the status of each change

3.	The Change Management Task Team verifies and/or obtains the deliverables and timeline adherence from each impacted or involved task team

4.	Final approval to launch or implement the change into the production process occurs during the meeting

5.	Approval for the incident management system hierarchy and group names also occurs during the meeting

6.	The Change Management Task Team escalates those changes not compliant with the project plan and/or timeline

December 1, 2005	48

Ford Global SPOC Program Scope of Work
SPOC Change Management Process Diagram
     The diagram below defines the four primary phases of the SPOC Change Management process.

December 1, 2005	49

Ford Global SPOC Program Scope of Work
Continuous Improvement
Cycle Plan of Innovation
* * *
Focus Groups
The objectives of these teams are to consistently focus on the ability to meet or exceed contractual service levels, align process improvement activities across regions as well as areas of focus and define ownership for process improvement activities across regions and areas of focus. Each team is global in nature and has representation from all geographic and business regions to ensure consistency, commonization and standardization of business processes across the program. The teams are dynamic and flexible to address specific business drivers, both long-term and short-term, if required and are engaged as needed. Focus group topics can be suggested by any member of the Ford or TechTeam SPOC teams and will be approved for initiation within the Operational Review governance forum.
Focus Groups typically correlate to ensuring the ability of the Ford Global SPOC Program Team to meet/exceed service levels. Common Focus Group topics include:
  ■  First Contact
  ■  Calls Answered (% of calls answered within defined time period)
  ■  Deskside Incident Closure
  ■  Quality
  ■  Communications
Each Focus Group team includes a diverse mix of Global SPOC Program staff to ensure proper representation of regions, areas of expertise and experience. Each team is made up of some combination of the following:
  ■  Operational Program Manager (Chairman of Team)
  ■  Senior Team Leader(s)
  ■  Team Leader(s)
  ■  Operations Analysts
  ■  Support Center Analysts
  ■  Deskside Analysts

December 1, 2005	50

Ford Global SPOC Program Scope of Work
Focus Group Workflow
Focus: HOPE Hiring Program (North America Only)
Ford Motor Company, Ford Motor Credit Corporation, TechTeam Global, Inc. and Focus: HOPE partnered to develop a cooperative hiring program as part of the Ford Global SPOC Program. The Focus: HOPE Ford/TechTeam Internship Program began in the second quarter of 2001 and is an ongoing effort developed and operated in the spirit of corporate citizenship.
Today, Focus: HOPE students take tours of the North American Support Center as part of their curriculum. Members of the SPOC Program team periodically give presentations to the Focus: HOPE students on the expectations of graduates when the go out to the real world. When each class of students nears graduation, Focus: HOPE contacts Tech Team and an evaluation of resource requirements for the SPOC Program is performed. If resources are required, Focus: HOPE graduates are preferred candidates to fill the open positions.
IT Apprenticeship Program
If Ford launches an IT Apprenticeship program, in Germany during this proposed contract period the SPOC Program will support it. Ford and TechTeam will work together to define the elements of the program.

December 1, 2005	51

Ford Global SPOC Program Scope of Work
Human Resources Polices
TechTeam maintains corporate diversity policies as well as HR policies for Code of Business Conduct that apply to all TechTeam personnel supporting Ford.
TechTeam employs individuals of different ages, genders, ethnicity, physical and mental abilities and lifestyles and values the unique background of each of its employees. TechTeam will not discriminate (or tolerate discrimination by its employees) against any applicant or employee based on age, gender, race, color, religion, national origin, ancestry, disability, height, weight, marital status, veteran status and sex (including pregnancy, childbirth, and other sex-specific conditions) or any other characteristic protected by federal, state or local law. As part of the Company’s policy of equal opportunity employment, derogatory comments, slurs, statements, jokes, or other objectionable conduct based on ethnic background, race, sex, religion, age, disability, marital status, veteran status, height, or weight are prohibited.
It is the intent and resolve of TechTeam to comply with the requirements and spirit of the law in the implementation of all facets of equal employment opportunity and affirmative action. Underlying this policy is the understanding that pursuit of equal opportunity not only is right and appropriate, but also is a sound business practice.
If the Company determines that unlawful discrimination has occurred, it will take effective remedial action commensurate with the severity of the offense. Any employee determined by the Company to be responsible for inappropriate or unlawful conduct will be subject to appropriate disciplinary action, up to and including termination. The Company will also take appropriate action to deter any future discrimination. TechTeam will not retaliate against an individual for filing a complaint and will not knowingly permit retaliation by management employees or co-workers.

December 1, 2005	52

Ford Global SPOC Program Scope of Work
10.0 2005-2008 Re-Designed SPOC Program Implementation
TechTeam will work in partnership with Ford to implement the revised scope of services defined within this SOW document. TechTeam will utilize a detailed and comprehensive project plan to ensure the implementation is as seamless as possible. Based upon TechTeam’s due diligence and agreements with the SPOC Stakeholders, TechTeam has created a detailed implementation plan for each phase of the transition. Provided in the detail below are graphical implementation plans including designated key milestones for review.

December 1, 2005	53

Ford Global SPOC Program Scope of Work
Re-designed Global SPOC Program Transition Approach
The recommended approach for transition into the re-designed SPOC program has been designed to ensure a transition that is both seamless and carefully managed in terms of risk for SPOC globally. The objectives of the transition are to implement the proposed model in an efficient and timely manner thus expediting cost savings to Ford. Therefore, this project timeline is very aggressive and will require a coordinated approach to achieve milestone dates. TechTeam will project manage the transition and will ensure the completion of all tasks identified. Ford will be required to assign a project manager and Ford resources will own tasks that are Ford Security, Ford Tools and Facilities related.
Provided below is the high level milestone plan for the Re-designed Global SPOC Program transition. This plan highlights the phased milestones along with key dependencies. Given the aggressive timing integrated into the transition plans, the key milestone dates will likely me impacted if a dependency task is delayed.

December 1, 2005	54

Ford Global SPOC Program Scope of Work

December 1, 2005	55

Ford Global SPOC Program Scope of Work
Communication Forums
During the transition for the new contract, the partnered team will be required to effectively manage the risk of customer satisfaction levels and changes within the environment. Ford will have responsibility for Ford stakeholder and customer communication.
TechTeam will work with Ford to implement a series of communication sessions with the key customer stakeholders in the Ford environment. The purpose of these sessions will be to clearly articulate the changes within the current service agreement and set the expectations of the customer community. This will also provide the SPOC team with identification of any specific customer issues not previously recognized which may be experienced during the transition.
Adherence to Timelines
In the event that the proposed transition timelines are delayed due to factors inside TechTeam’s control, the pricing associated with the scenario will be implemented on the committed date. Should the timeline slip because of factors in Ford control, the Governance Board will agree on a revised implementation date.

December 1, 2005	56

Ford Global SPOC Program Scope of Work
11.0 Jaguar Land Rover Integration
Included in this Scope of Work for the next generation Global SPOC Program is commitment to integrate Jaguar and Land Rover (JLR) into the enrolled population of SPOC Program. To accomplish this integration, the SPOC Program will launch the UK-JLR region. This new region will be included as a key Program stakeholder group and will receive all Core SPOC Program services as well as the option to elect additional services from the SPOC Program Services Catalog. The current target date launch date for the UK-JLR region is March 17, 2006.
The recommended approach for launch of the UK-JLR region into the SPOC program has been designed to ensure a transition that is both seamless and carefully managed in terms of risk to both JLR and SPOC. The objectives of the transition approach are as follows:
■	Implement seamless transition to JLR customer base

■	Retain existing knowledge and skill-set

■	Avoid dual transition approach.
The method of transition will be to continue to provide support to the JLR customer base from the existing location in Solihull until such time as a transition can be made to the SPOC Super Center (assumed to be Romania).
It is believed that AT&T/JLR is currently experiencing some personnel attrition issues due to a level of uncertainty within the existing agreement. TechTeam recognizes this and are proposing to reduce this risk by expediting the transition of AT&T personnel and contractors into TechTeam to alleviate some of these issues. This has a number of key benefits:
■	Pro-actively manage personnel morale

■	Reduce the risk of further personnel attrition

■	Retain JLR site specific knowledge.
The transition of JLR into the SPOC Global program scope will take place from day 1 of the launch process enabling a single transfer into the SPOC environment. This means that all agreed service levels and processes will be adopted from day 1 of the launch. To enable this to happen, a number of key initiatives will need to take place prior to the actual launch date. These are listed below:
■	Personnel will be trained in a phased approach commencing 1 month prior to launch date

■	Implementation of the technology will be undertaken prior to the proposed launch date

■	Processes and knowledge will be implemented in advance in readiness for the launch date.
The actual transition of the program will be subject to a clearly defined and agreed project plan between JLR and SPOC, at which time the project team will be identified along with their roles and responsibilities.
It is proposed that JLR will transition to the SPOC super center once Ford have begun transition and in line with agreed KPIs.
Indicative timelines for the JLR transition can be seen below in JLR / EOSS Transition Timelines.
Jaguar Land Rover Transition Approach
The implementation of SPOC within the JLR environment will commence upon signature of the Ford SPOC contract and will focus on a number of key areas:
1:	Preparation and Readiness

2:	Transition of personnel and processes

December 1, 2005	57

Ford Global SPOC Program Scope of Work
3:	Launch.
The transition from the existing model to SPOC service will be subject to defining key roles and responsibilities for J&LR and SPOC in order to manage a seamless transition from one model to the other. Based on the implementation timeline provided within the contract response, it is estimated that a completed launch of SPOC can be achieved by March 17, 2006.
The key points of the transition approach and delivery methodology are detailed below.
  ■  The delivery of SPOC for the J&LR user community will continue to be provided from Solihull until the transition to the SPOC offshore location has been agreed and proven within the Ford environment.
  ■  Once the KPIs for EOSS have been proven, the J&LR SPOC Support Centre will be transitioned to the SPOC Super Centre location.
  ■  The existing core helpdesk will be transitioned into the SPOC Support Centre all at one time. This approach will enable Ford and JLR to expedite the associated cost savings available within the terms of the 2005+ contract scope.
    ■  The training of AT&T personnel will commence 1 month prior to the launch of SPOC within JLR and transition of personnel from AT&T to TechTeam.
* * *
  ■  During the period of contract signature to the agreed launch date, SPOC will work with the JLR team to prepare for the launch of SPOC. This will facilitate the creation of SCOPE templates, training material, clarify escalation rules and routes and ensure the SPOC team has sufficient information to operationally deliver the solution identified in this document.

December 1, 2005	58

Ford Global SPOC Program Scope of Work
Preparation and Readiness
Prior to launch Preparation activities will include the following:

Contractual scope of work documentation for inclusion into Ford SPOC program	▪ Creation of SOW ▪ Agreement on inclusion of non-standard services (Service Catalogue items) ▪ Agreement on delivery model for non-SPOC services (i.e. those services to be purchased direct from Ford)

Communication Strategy	▪ Agreement of and implementation of communication strategy to AT&T personnel / contractors

▪ Agreement on communication strategy to user community and awareness training

Tools and Technology	▪ Identification and design of tools and infrastructure requirements for delivery of SPOC from Solihull site (i.e. ACD, Network connectivity, SCOPE, GIRs etc)
Transfer of Personnel, Processes and Infrastructure
Transfer of personnel and processes from the existing solution to SPOC.

Resource planning (including proposed transition of existing AT&T personnel where appropriate)	▪ Advertising ▪ Interviewing ▪ Hiring/Contract transfer

Training of J&LR SPOC Technicians.	▪ Shadowing

▪ Call monitoring

▪ Documentation reviews

▪ Business overview workshops

▪ Site visits/orientation

▪ Tools training

Tools implementation	▪ Design

▪ Build

▪ Deploy

December 1, 2005	59

Ford Global SPOC Program Scope of Work
Launch
The transition of all calls from the existing solution to being provided under the SPOC model will take place on the 17th March 2006 in accordance with the proposed transition plan. This date will be subject to all tools and infrastructure being made available in time for the transition and the notice being given on the existing AT&T contract within the required timescale. The success of the launch will be closely monitored by a dedicated team and will be reviewed as per the matrix below.

Communication Strategy	▪ Implementation of the agreed communication strategy to user community and awareness training

▪ Issue user documentation

SPOC Deployment

Post Launch Review	▪ Feedback and analysis of the incidents logged captured

▪ Metrics and Reporting

▪ Delivery of on going training

▪ SCOPE documentation updates

▪ Review & Re-design

▪ Service Catalogue Review

▪ Follow on action recommendations documented and Issues log review.
Project Launch Methodology and Toolsets
The SPOC launch process follows the Ford SDM project methodology. The tools used throughout the transition and launch of JLR into SPOC will allow the tracking of tasks, timeframes and resource requirements of the implementation and also provide reports to the project team on the projects progress whilst highlighting any potential risks.
The following are key deliverables produced as a result of this process.

Project Charter	A document issued by the project manager that formally authorizes the initiation of the project, and provides the project manager with the authority to apply organization resources to project related activities.

Project Team	All the Project Team members, including the Project Manager and the Project Sponsor(s) and / or Stakeholder(s)

December 1, 2005	60

Ford Global SPOC Program Scope of Work

Project Status Reports	Project Scorecards will be created and sent out by the Project Manager to the Project Team and Project Stakeholders. The Scorecard will shows work performance information (show critical tasks, completed tasks and forecasted tasks for the week ahead).

Project Plan; Issues Log; Risk Log	The Project Plan will be split into the different categories of transition and implementation against predefined dates. Issue and Risk logs will be monitored along with the project plan to ensure the implementation is proceeding as planned and any concerns/gaps are fully recognized and resolved as needed to achieve the target launch date or escalate as appropriate.
The SPOC launch team for will consist of the following resource types:
  ■ Project Manager ~ responsible for the overall project management; client communication; completion targets; documentation and launch process governance.
  ■ Customer Relations Manager ~ responsible for consolidation of information and creation of the SCOPE templates which will aid the training program. Also responsible for assisting in launch delivery.
  ■ Trainers ~ responsible for training new recruits on all aspects of J&LR support operational procedures and processes, SCOPE, Ford tools, cultural and client awareness.
  ■ Facilities Resources ~ responsible to ensuring all facilities are available and in place ready for launch in conjunction with the operational delivery model.
  ■ Technology Resources ~ responsible for configuring and installing SPOC tools that will facilitate the launch according to the solution identified in this document.
  ■ Recruitment Resources ~ responsible for source and selection of new recruits that may be needed to facilitate the J&LR SPOC Support model.

December 1, 2005	61

Ford Global SPOC Program Scope of Work
Critical Assumptions, Risk Analysis & Mitigation Strategies
This implementation model, a number of assumptions, risks and outstanding issues were identified.

Assumptions/Risk	Mitigation Strategy (if appropriate)
Tools availability	Technical infrastructure is made available between Solihull and SPOC sites to enable use of single call logging tool and call transfer capabilities.

Standardization of key business areas to be implemented wherever possible along with full integration of both Jaguar and Land Rover environments to standardized approach.	SPOC will work with J&LR and assist wherever possible in identifying issues and possible routes for alignment based on existing knowledge.

Retention of existing knowledge	Communication to and transfer of existing AT&T employees and contractors will commence on contract signing. This will reduce the risk of staff attrition and gain early adoption of the SPOC program within the service delivery team.

Expectations and adoption of the user community	A clear and concise communication strategy to be agreed by both JLR and SPOC to ensure the user community is aware of the impending change and how they will be affected. Documentation/handouts will need to accompany any communication strategies to enable individuals to refer to the new processes, service levels and procedures for using the service.

Non-standard SPOC services	Agreement on the non-standard SPOC services and how these will be supported moving forward. It is understood that some areas of the support currently provided will be supported by

December 1, 2005	62

Ford Global SPOC Program Scope of Work

Ford ITI and some will be selected from the SPOC service catalogue.

SCOPE	Document and update knowledgebase by application owners of JLR application and site specific information.

GIRS / Fix groups	Identification of fix groups and escalation routes.

December 1, 2005	63

Ford Global SPOC Program Scope of Work
Adherence to Timelines
In the event that the proposed transition timelines are delayed due to factors inside TechTeam’s control, the pricing associated with the scenario will be implemented on the committed date. Should the timeline slip because of factors in Ford control, the pricing structure for the Integration of UK-JLR region will be delayed until the Governance Board agree on a revised implementation date.

December 1, 2005	64

Ford Global SPOC Program Scope of Work
12.0 SPOC Program Assumptions and Responsibilities
The purpose of this section is to define the assumptions and roles and responsibilities of Ford Motor Company and TechTeam relative to delivery of the Ford Global SPOC Program. These principles have been used as a basis for this Scope of Work including the Investment Summary.
Program Assumptions
* * *

December 1, 2005	65

Ford Global SPOC Program Scope of Work
Ford Responsibilities
* * *

December 1, 2005	66

Ford Global SPOC Program Scope of Work
TechTeam Responsibilities
* * *

December 1, 2005	67

Ford Global SPOC Program Scope of Work
13.0 North American Facility Agreement
As part of this agreement, Ford Motor North America requires TechTeam to provide a facility suitable to support current North American operations, a true call center environment, and an operationally efficient facility conducive to communication, sharing, and learning.
The provision of facility services under this agreement will include the following:
  ■  Physical location
  ■  Furniture
  ■  Security
Physical Location
The proposed space is located on the second floor in a secured area of the Atrium building in Dearborn, Michigan. This space has been specifically outfitted to meet Ford security requirements for infrastructure. The following information is based on the site’s floor plans for the space currently occupied by the Ford SPOC Program. This information may be altered if further requirements are gathered.

Physical Address:	835 Mason Street; Dearborn, Michigan 48124

Square Footage:	23,016 Square Feet

Employee Workstations:	~ 140

Management Offices:	17 (East Wing = 10/West Wing = 7)

Team Leader Cubes:	14 (East Wing = 8/West Wing = 6)

Training Rooms:	1 (W-250)

Conference Rooms:	3 (Client Connection Room/E-240/W-320)

Server Rooms:	1

Break Room:	1 ( Approximately 1,200 Square Feet)

Bathrooms:	Yes

Parking:	+/- 90 Available Parking Spaces
Security
TechTeam utilizes a security system with badge reader access throughout the facility and closed circuit cameras for common area monitoring. Access to this facility is restricted to agents and management resources specifically assigned to the Ford Global SPOC Program. At no time is a TechTeam employee, not part of the SPOC operation, granted access to the secure area unless the SPOC management grants specific permission. Ford employees who are dedicated to the Ford Global SPOC Program are provided with a TechTeam badge in order to gain access to this facility.
Furniture
TechTeam provides the furniture for the floor space occupied by the Ford Global SPOC Program. This includes all the required furniture for the following:
  ■  Cubicles
  ■  Offices
  ■  Conference rooms

December 1, 2005	68

Ford Global SPOC Program Scope of Work
  ■  Training room
The furniture used for the employees’ workstations is part of the Hayworth System. The furniture provided as part of this agreement was purchased new in December 2001, and it is assumed that this same furniture will be used through the entirety of this renewal project and no new furniture will be requested.
Telecommunications
TechTeam does not provide any telecommunications infrastructure or support as part of this agreement.
TechTeam realizes that in any state-of-the art call center environment, a robust and effective telecommunications solution is critical to achieving optimal success and efficiency. It is Ford’s responsibility to maintain a telecommunications solution that enables the Ford SPOC Program to effectively support its end-user population.
TechTeam is poised to offer Ford possible telecommunication solutions at Ford’s request.
Network
TechTeam does not provide any network connectivity, infrastructure, or support as part of this agreement.
Ford network connectivity, infrastructure, and support are currently provided by Ford and it is TechTeam’s assumption that Ford will maintain responsibility for the network as part of this agreement. This connection is required for the Ford Global SPOC Program to be operational because agents require network connection to the GIRS and related support technologies. The fiber is already in place from the third floor connection location to the existing wiring room on the second floor of the Atrium building.
In this configuration, only the Ford network will be available to the occupants of the second floor. These resources will be limited to the staff (Ford and TechTeam) that is directly related to supporting the Ford Global SPOC Program. As part of this proposal, Ford also supplies a wireless network in this facility. TechTeam and public Internet resources are only available per normal Ford standards. The following diagram outlines the configuration currently in place.

December 1, 2005	69

Ford Global SPOC Program Scope of Work

Note: TechTeam will honor any Ford audit requests to ensure Ford security standards are upheld.
Facility Scalability Requirements
As the SPOC Program North American region grows, Ford may require additional facilities services as defined in this section above. Ford is aware that TechTeam currently maintains facility space adjacent to the space currently occupied by Ford, for TechTeam use. Through TechTeam’s response to this SOW, Ford is requesting that TechTeam provide pricing and a proposed consumption process that could be implemented should Ford require the expansion into additional facility space within the Dearborn Michigan Atrium building. TechTeam should assume that the Facility Service Assumptions and Responsibilities listed below will apply to all additional facilities services that Ford purchases from TechTeam.
Facility Services Assumptions and Responsibilities
Ford Responsibilities
  ■  Provide all tools that support the SPOC Program such as the following: GIRS, GIRB, SCOPE, building matrix, phone and client satisfaction databases, and associated search tools
  ■  Provide all standard software loads and utilities, and ensure compliance with software licensing and copyright laws
  ■  Provide all telecommunications access, infrastructure, and software
  ■  Provide LAN/WAN connectivity, infrastructure, and support
  ■  Provide all PCs, hardware, software, and infrastructure in alignment with the current setup at the Ford North American Support Center
  ■  Provide hardware support for workstations
  ■  Provide wireless access within the SPOC facility

December 1, 2005	70

Ford Global SPOC Program Scope of Work
  ■  Provide access to AT&T Language Line to assist support center analysts in communicating with callers speaking a language other than English or German
TechTeam Responsibilities
  ■  Provide all required personnel access to the Atrium facility
  ■  Comply with Ford security requests regarding telecommunications and network issues
  ■  Provide facility, security and furniture for the Atrium facility
Project Assumptions
  ■  All client-provided assets will be covered under TechTeam’s insurance policy
  ■  Ford’s GIRS, GIRB, SCOPE, building matrix, phone, and SPOC client satisfaction databases will be the master sources of SPOC’s documentation and data

December 1, 2005	71

Ford Global SPOC Program Scope of Work
14.0 Investment Summary
In an effort to objectively measure the value of the changes being introduced to the Program compared to the Ford investment under the 2002-2005 agreement, the partnership has agreed that in the next generation of the Ford Global SPOC Program commercial agreement, Ford will continue to consume TechTeam’s services on a per unit basis. This section is intended to describe in detail the pricing structure and the assumptions inherent to the management and delivery of services using that structure.
Core Services Investment Methodology
* * *

December 1, 2005	72

Ford Global SPOC Program Scope of Work
Core Services Pricing Matrix
* * *
Menu Option Pricing
* * *
(Material omitted from page 72 and page 73)

December 1, 2005	73

Ford Global SPOC Program Scope of Work
Fixed Fee Activities
* * *
(Material omitted from page 74 and page 75)

December 1, 2005	74

Ford Global SPOC Program Scope of Work
* * *

December 1, 2005	75

Ford Global SPOC Program Scope of Work
Time and Materials Activities
* * *

December 1, 2005	76

Ford Global SPOC Program Scope of Work
North American Facilities Pricing
* * *
Facility Expansion
* * *
Facilities Pricing Assumptions
* * *

December 1, 2005	77

Ford Global SPOC Program Scope of Work
Transition Costs
* * *
Re-Designed Global SPOC Program Implementation Costs
* * *
JLR Integration Implementation Costs
* * *

December 1, 2005	78

Ford Global SPOC Program Scope of Work
UK-JLR Menu Option Pricing
Expanding JLR from 10 to 11 Contiguous Hours
* * *
JLR Specific SPOC Manufacturing Support Center Option
* * *

December 1, 2005	79

Ford Global SPOC Program Scope of Work
Variable Pricing
Seat Count Growth
* * *
Seat Count Declines
* * *

December 1, 2005	80

Ford Global SPOC Program Scope of Work
Quality Assurance Pricing
* * *
Investment
* * *

December 1, 2005	81

Ford Global SPOC Program Scope of Work
Time and Materials Rates
* * *
(Material omitted from page 82 and page 83)
* * *

December 1, 2005	82

Ford Global SPOC Program Scope of Work
DE-Niehl (DE-Köln)Credit – Ford Employees Working in SPOC
* * *

December 1, 2005	83

Ford Global SPOC Program Scope of Work
Investment Assumptions
* * *
Customer Count Assumptions:
* * *
(Material omitted from page 84 and page 85)

December 1, 2005	84

Ford Global SPOC Program Scope of Work
Governance Assumptions:
* * *
Other Investment Assumptions:
* * *
Invoicing Method
At the inception of the contract, December 1st 2005, TechTeam will invoice the agreed to “Seat Price Upon Contract Signing” for each SPOC enrolled seat quantified in the December 1st, 2005 True Up.
As new Customers are launched under the SPOC Program, each region will be invoiced for the incremental number of ‘fully SPOC’d seats’ in their region. This will be achieved by pulling new launch seat counts from the approved seat count databases and multiplying the number of incremental seats by the regional per seat price, on a monthly basis.
New Customer launched between the 1st and 15th of any given month will be counted and invoiced for that month. New Customer launched between the 16th and the 31st of any given month will be counted and invoiced in the next month.
Upon full implementation of the Remote Deskside model in all regions, TechTeam will begin invoicing the agreed to “Seat Price Upon Complete Implementation of the Remote Deskside Model in All Region” for each SPOC Customer quantified in the December 1st, 2005 True Up plus each incrementally launched seat.
Upon full integration of the JLR into the SPOC Program, TechTeam will invoice the agreed to “Seat Price Upon Full Integration of the UK-JLR Region” for each Customer quantified in the December 1st, 2005 True Up plus each incrementally launched seat and the JLR seat count agreed to 60 days prior to the launch of the UK-JLR Region.

December 1, 2005	85

Ford Global SPOC Program Scope of Work
15.0 Agreement
Initial Term
The term of this agreement shall commence upon the effective date of December 1, 2005 and shall remain in effect for thirty-six (36) months.
Terms
Ford Terms and Conditions
TechTeam agrees that the Global Ford Terms and Conditions for Non Production Goods and Services FGT28, Rev.9/05 will govern the 2005-2008 Ford Global SPOC Program contract. Ford and TechTeam have agreed to the following changes to the Ford Terms and Conditions document:
  ■ TechTeam and Ford agree that the regional Purchase Orders will state that the SOW details the services provided and, to the extent it conflicts with the T&C’s, the SOW controls. This approach also ensures that both Ford and TechTeam provide written consent to any design or deliverables changes.
  ■ Section 24, Termination/Expiration.
•	Section (b): TechTeam and Ford agree that the language will be modified to require TechTeam to concurrently notify Ford and the public of an agreement to sell the company.
  ■ TechTeam and Ford agree that the Terms and Conditions shall include the following language:
In no event shall the total liability of TechTeam, or its employees, affiliates, agents, representatives or third-party information providers, for all damages, losses and causes of action whether in contract, tort, including negligence, or otherwise, either jointly or severally, exceed Ten Million dollars ($10,000,000) per incident. TechTeam’s total liability for multiple incidents shall not exceed the aggregate dollar amount paid by Ford to TechTeam during one year for services provided by TechTeam under the terms of this agreement.
Other Contract Terms
■	TechTeam’s performance will also be measured according to the service levels detailed in Section 6. Should TechTeam fail to meet these service level agreements, over a sustained period of time, they will have a period of sixty days to remedy their performance. If TechTeam fails to remedy their performance against the service level agreements, Ford Motor Company has the right to terminate the agreement. The exception to this performance remedy would be a deviation from the service level agreements that was agreed upon by the SPOC Board of Governors. For example, if Ford Motor Company asked TechTeam to reduce service levels in order to reduce costs, this would not be considered a valid performance issue.

■	Regional purchase orders will be raised in local currency and invoicing and payment will be in local currency.
  ■ Each regional purchase order will specifically state that Ford may terminate its purchase obligations under the Global SPOC Program Purchase Order, in whole or in part, with a ninety day written notice of termination to TechTeam.

December 1, 2005	86

Ford Global SPOC Program Scope of Work
The signatures below indicate both parties’ agreement to all items within this proposal document.

Ford Motor Company	TechTeam Global, Inc.

Karrie Wiecek

Printed Name:	Printed Name:
Irene White, SPOC Support Services	James Hoen, VP- Sales North America

Date:	Date:

December 1, 2005	87

Ford Global SPOC Program Scope of Work
16.0 Appendix
Appendix A – Definitions
Appendix B – Quality Assurance Scorecard
Appendix C – Strategic Initiatives
Appendix D – SPOC Services Catalog
Appendix E – Global Seat Count Process
Appendix F – United Kingdom – Warley Information as of February 2005
Appendix G – Ford Credit North America Information as of February 2005
Appendix H – DE-Niehl (DE-Köln)Information as of February 2005
Appendix I – Ford Motor North America Information as of February 2005
Appendix J – Change of Scope Form
Appendix K – German Workers Council Agreement
Appendix L – SPOC Services Matrix
Appendix M – Partnered Focus
Appendix N – Remote Deskside Model Process Flow

December 1, 2005	88

Ford Global SPOC Program Scope of Work
Appendix A: Definitions

Topic	Description
Business Representative	An individual representing a group of customer’s who is the primary interface between the customer’s and the SPOC Program.

Customer	Individual user of the SPOC Program.

GIRS	Ford owned and maintained corporate Incident Management System. Ford and TechTeam recognize that this tool will be replaced as part of the ESM-ITSM adoption.

Region	For purposes of TechTeam’s response, a region is defined as the current Ford SPOC Program regions listed in the SPOC Program Overview section of this SOW these include:

■ Ford Motor North America

■ Ford Motor Credit North America

■ UK-Ford

■ Ford Motor DE-Niehl (DE-Köln)(DE)

■ UK-JLR

Regional Representative	Resources within the SPOC Program that liaise with the enrolled regions.

True Up Process	Process for reconciliation of key data points (Seats, SRF and IHT ) that represents support volumes.

December 1, 2005	89

Ford Global SPOC Program Scope of Work
APPENDIX B: Quality Assurance Scorecard
The following sections define the quality assurance evaluation criteria that Ford and TechTeam have agreed to measure.
Quality Assurance
Ford and TechTeam SPOC Program agree to implement an objective format for measuring the quality of TechTeam’s service deliverable. Ford and TechTeam SPOC Program mutually agree that the use of a multi-faceted “scorecard” is the best method for determining an objective measurement.
The Quality Assurance Scorecard will consist of three evaluation categories:
■	Quality Monitoring Evaluation

■	Focus on Excellence
  ■  Opportunity for Improvement (OFI)
The three categories will be assigned a “weighted percentage” presented as a percent, per category, of the total Quality Assurance Scorecard, with the total weighted percents to never exceed 100%. Any change will follow the formalized change process, followed by a Change of Scope. Quality Assurance Categories, criteria and their respective weights will be reviewed on a quarterly basis.
See the Service Level Agreements Section for the Quality Assurance Scorecard goals.
The following sections define the quality assurance evaluation criteria that Ford and TechTeam SPOC Program have agreed to measure.
Quality Monitoring Evaluation (QME)
TechTeam will perform Analyst Incident monitoring. Incident monitoring will be performed 3 times per Support Center Analyst per month of Incidents generated by telephone only. The Ticket Grading process will audit 1 incident per Deskside Analyst per week.
TechTeam will report the Helpdesk’s monthly average score to Ford SPOC Program. All monitors will be completed on a monitoring feedback form and entered into TechTeam’s performance tracker for calculation and addition into the monthly quality monitoring evaluation category of the Quality Assurance Scorecard. Ticket grading process is facilitated through the SPOC ProgramOPS website.
The following two sections document audits in relation to Telephony and Ticket Grading audits and are components of QME.
Ticket Grading TechTeam will evaluate the following elements for the SPOC Program Deskside incidents:
■	Analyst compliance with TechTeam’s “7 Steps of Deskside Call Processing”

■	Technical Accuracy

■	Analyst use of tools

■	Customer confirmation of incident closure

■	Incident documentation

■	Incident length of closure
  ■  Escalation procedures followed

December 1, 2005	90

Ford Global SPOC Program Scope of Work
Telephony Incident and Call Monitoring Audits
TechTeam will evaluate the following elements for all Telephony Incident and Call monitoring Audits:
■	Analyst compliance with TechTeam’s “8 Steps of Call Processing”

■	Technical Accuracy

■	Analyst use of tools

■	Analyst Customer Service skills

■	Ownership and Follow Through

■	Analyst’s documented Incident record in the Incident Management tool

■	Problem categorization
Focus on Excellence (FOX)
Ford and TechTeam SPOC Program will each conduct 5 Test Calls into the Helpdesk per month. Each participating Analyst will be asked the same question for consistency and will use the same monitoring feedback form as is used for performing a silent Call monitor.
The FOX Auditor will evaluate the Analyst on the following criteria:
■	Analyst compliance with TechTeam’s “8 Steps of Call Processing”

■	Technical and procedural accuracy

■	Analyst use of tools

■	Analyst Customer service skills

■	Accuracy of test Call response

■	Review of Analyst’s documented Incident record in the Incident Management Tool

■	Problem categorization
All Ford and TechTeam SPOC Program monitors will be completed on the same monitoring feedback form and entered into TechTeam’s Performance Tracker. All forms will be compiled and entered into a Performance Tracker database.
A monthly average FOX score will be compiled by TechTeam and presented each month in the Quality Assurance Scorecard.
OFI (Opportunity for Improvement)
TechTeam will monitor and track all OFI’s that are received via customer feedback mechanisms. The OFI’s are entered into a Microsoft Access database that was created as a tracking tool for analyst OFIs (Opportunities for Improvement). By logging the reasons for analyst OFIs in this database, resources and SPOC Program management are together able to identify potential areas for improvement in the SPOC Program support process.

December 1, 2005	91

Ford Global SPOC Program Scope of Work
Appendix C: Strategic Initiatives
* * *
(Material omitted from page 92 and page 93)

December 1, 2005	92

Ford Global SPOC Program Scope of Work
Appendix D: Service Catalog
* * *
(Materials omitted from pages D1 through D21)

December 1, 2005	93

Ford Global SPOC Program Scope of Work
Appendix E: Global Seat Count Process
* * *

December 1, 2005	94

Ford Global SPOC Program Scope of Work
Appendix F: UK-Ford (UK-Warley) Information as of February 2005
* * *

December 1, 2005	95

Ford Global SPOC Program Scope of Work
Appendix G: Ford Credit North America Seat Count Information As Of February 2005
* * *

December 1, 2005	96

Ford Global SPOC Program Scope of Work
Appendix H: DE-Niehl (DE-Köln)Seat Count Information As Of February 2005
* * *

December 1, 2005	97

Ford Global SPOC Program Scope of Work
Appendix I: North American Seat Count Information As OF February 2005
* * *

December 1, 2005	98

Ford Global SPOC Program Scope of Work
Appendix J: Change of Scope Form

Originator	Change Request #
Request Date

Customer Name	Customer P.O.#
Project Name	TechTeam Project #

This document is a historical communication record between the parties, and will be signed by both parties. It shall contain, at a minimum, a description of the requested change, the original services(s) with potential service impacts, and the areas/amounts where cost(s)/service(s) would change.
Description of Requested Change(s)

Original Milestone(s) or Service(s) and potential impact(s) on current service(s)

Cost(s)

TechTeam Representative Date	Date	Ford Representative

December 1, 2005	99

Ford Global SPOC Program Scope of Work
Appendix K– German Workers Council Agreement
* * *
(Material omitted from page 101 to 103)

December 1, 2005	100

Ford Global SPOC Program Scope of Work
Appendix L – SPOC Services Matrix
* * *
(Material omitted from page 104 to 115)

December 1, 2005	101

Ford Global SPOC Program Scope of Work
Appendix M — Partnered Focus
* * *

December 1, 2005	102

Ford Global SPOC Program Scope of Work
Appendix N – Remote Deskside Model Process Flow (Insert new Process Flow)

December 1, 2005	103